LOAN AND SECURITY AGREEMENT

by and between

MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC., ACTING THROUGH ITS DIVISION, Merrill Lynch Capital
As Lender

and

STERLING SHIPPING CORP.

and

REMSEN NAVIGATION CORP.

As Debtors

Dated as of December ____, 2005

LOAN AND SECURITY AGREEMENT

LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of December 15, 2005, by and between MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC., acting through its division, Merrill Lynch Capital (“Lender”), a Delaware corporation, as lender, and∙STERLING SHIPPING CORP. (“Sterling Shipping”), and REMSEN NAVIGATION CORP. (“Remsen Navigation”), as borrowers (each of Sterling Shipping and Remsen Navigation, a “Debtor” and collectively the “Debtors”), each a corporation organized under the laws of the Republic of the Marshall Islands with an address at Trust Company Complex, Ajeltake Island, P.O. Box 1405, Majuro, Marshall Islands, MH 96960. In consideration of the mutual agreements contained herein, the parties hereto agree as follows:

RECITALS

The Debtors have entered into a series of transactions, pursuant to which (i) Sterling Shipping has purchased the Panama registered bulk carrier m.v. BILOXI BELLE, IMO No. 8316261, currently under bareboat charter registry in the Republic of the Philippines, under Philippine flag and port of registry, Manila (the “BILOXI BELLE”); and (ii) Remsen Navigation has purchased the Panama registered bulk carrier m.v. MAORI MAIDEN, IMO No. 8312746, currently under bareboat charter registry in the Republic of the Philippines, under Philippine flag and port of registry, Manila (the “MAORI MAIDEN”).

By this Agreement, the Debtors desire, among other things, (i) to provide for the making of a single Loan by Lender on the same date to the Debtors in an aggregate principal amount not to exceed U.S.$17,500,000 to enable Sterling Shipping to refinance its acquisition of the BILOXI BELLE and Remsen Navigation to refinance its acquisition of the MAORI MAIDEN, (ii) to provide for the issuance by the Debtors to Lender of one joint and several Note evidencing the consolidated Loan to be made by Lender to the Debtors as herein provided, and (iii) to provide for the assignment and mortgage by each Debtor to Lender of, among other things, all such Debtor’s right, title and interest in and to its respective Vessel and all payments and other amounts received hereunder or thereunder in accordance with the terms hereof, as security for the Debtors’ obligations to Lender.

Lender is willing to make the Loan to the Debtors on the terms and conditions of this Agreement in partial consideration for, among other things, the Debtors’ agreement to be jointly and severally liable for all Obligations and to grant and to cause certain other parties to grant to Lender security interests in the Collateral as provided hereunder and to grant to Lender a Mortgage on the whole of each Vessel and to obtain the guaranty by the Guarantors of the Obligations pursuant to the Guaranty.

All things have been done to make the Note, when issued, executed and delivered to Lender by the Debtors hereunder, the legal, valid and binding joint and several obligation of the Debtors.

Section 1.  DEFINITIONS.

1.1  Defined Terms. As used in this Agreement, the following terms shall have the following defined meanings, unless the context otherwise requires (such terms to be equally applicable to both singular and plural forms of the terms defined):

“Additional Valuations” as defined in Section 5.37 hereof.

“Affiliate” of any specified Person shall mean any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to vote forty percent (40%) or more of the securities having voting power for the election of directors of such Person, or otherwise to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement”, “hereof”, “hereto”, “hereunder” and words of similar import shall mean this Loan and Security Agreement, as the same may from time to time be amended, modified or supplemented.

“Amendment No. 2 to the August 2004 Loan Agreement” shall mean that certain amendment no. 2 to the August 2004 Loan Agreement, between the Collateral Vessel Owners, as debtors and Lender, as lender, which further amends certain provisions of the August 2004 Loan Agreement.

“Applicable Interest Rate” shall mean a floating rate equal to two and one-half percent (2.5% ) plus LIBOR. Interest shall be calculated on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which interest or fees are payable.

“Appraisal Value” shall mean the fair market value of each Vessel as determined by an opinion of value rendered by a recognized, independent appraisal firm, mutually acceptable to all parties, and at the Debtors’ cost. The appraisal will be on a “willing seller, willing buyer” basis for a charter-free vessel.

“Approved Shipbrokers” shall mean Compass Maritime Services LLC, Simpson, Spence & Young and Merrill Marine Services LLC.

“Assigned Charters” shall mean the Head Charters and the Subcharters.

“Assignments” shall mean, collectively, the Earnings Assignments and the Assignments of Insurances.

“Assignment of Insurances” shall mean each of the first priority assignments of insurances granted in favor of Lender in form and substance satisfactory to Lender.

“August 2004 Loan” shall mean the U.S. $15,000,000 loan advanced by Lender to the Collateral Vessel Owners under the August 2004 Loan Agreement.

“August 2004 Loan Agreement” shall mean that certain loan and security agreement dated as of August 26, 2004, as amended by an amendment no. 1 to loan and security agreement dated as of March 30, 2005, each between the Collateral Vessel Owners, as borrowers and Lender, as lender pursuant to which Lender made a term loan in the amount of U.S. $15,000,000 available to the Collateral Vessel Owners.

“B of A Commitment” shall mean that certain loan commitment from the Bank of America N.A. to be obtained by TBS before April 29, 2006 in a minimum amount of U.S. $150,000,000.

“Breakage Costs” shall mean any costs incurred by Lender as a result of payment of principal or interest other than on a scheduled Installment Payment Date in accordance with the scheduled amortization of the Loan.

“Business Day” shall mean a day other than a Saturday, Sunday or legal holiday under the laws of the State of New York.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. Section 9601 et seq. and as further amended from time to time.

“Charterer’s Consent” shall mean the consent and subordination of each charterer that is a party to an Assigned Charter to the rights of Lender and the Earnings Assignments, the Mortgage, the Collateral Vessel Owners’ Second Assignment of Earnings, the Collateral Vessel Owners’ Second Mortgage in respect of the applicable Security Vessel, in form and substance acceptable to Lender.

“Classification Society” shall mean a classification society which is a member of the International Association of Classification Societies reasonably acceptable to Lender

“Closing Fee” shall have the meaning ascribed thereto in the Proposal Letter.

“Code” or “UCC” shall mean the Uniform Commercial Code as from time to time in effect in any applicable jurisdiction.

“Collateral” as defined in Section 6.1 hereof.

“Collateral Vessel” shall mean each of the vessels m.v. IROQUOIS MAIDEN, IMO Number 8109008 and m.v. MANHATTAN PRINCESS, IMO Number 8029715, together with all of its machinery, anchors, cables, chains, rigging, tackle, fittings, tools, pumps, pumping equipment, gear, apparel, furniture, appliances, equipment, spare and replacement parts and all other appurtenances thereunto appertaining or belonging, whether now owned or hereafter acquired and whether on board or not, and also any and all additions, improvements and replacements made in or to such Collateral Vessel or any part thereof or in or to any equipment and appurtenances thereto appertaining or belonging.

“Collateral Vessel Owners” shall mean Stratford and Sheffield.

“Collateral Vessel Owners’ Guaranty” shall mean the guaranty by the Collateral Vessel Owners of the Obligations of the Debtors under this Agreement.

“Collateral Vessel Owners’ Second Assignment of Insurances” shall mean each of the second priority assignments of insurances relating to each of the Collateral Vessels granted in favor of Lender in form and substance satisfactory to Lender, and collectively, the “Collateral Vessel Owners’ Second Assignments of Insurances”.

“Collateral Vessel Owners’ Second Assignments”shall mean the Collateral Vessel Owners’ Second Assignments of Insurances and the Collateral Vessel Owners’ Second Earnings Assignments.

“Collateral Vessel Owners’ Second Earnings Assignment” shall mean each of the second priority assignments of earnings relating to each of the Collateral Vessels granted in favor of Lender in form and substance satisfactory to Lender, and collectively, the “Collateral Vessel Owners’ Second Earnings Assignments”.

“Collateral Vessel Owners’ Second Mortgage” shall mean each Panamanian second preferred ship mortgage, as the same may hereafter be amended and/or supplemented from time to time, granted by a Collateral Vessel Owner on the whole of its Collateral Vessel, in favor of Lender, to secure the obligations guaranteed by the such Collateral Vessel Owner under the Collateral Vessel Owners’ Guaranty, and collectively the “Collateral Vessel Owners’ Second Mortgages”.

“Commitment” shall mean the obligation of Lender to make the Loan in the aggregate principal amount specified in Section 2.1 hereof.

“Debtor(s)” as defined in the preamble of this Agreement.

“Debtors’ Guaranty” shall mean the joint and several guaranty by the Debtors of the obligations of the Collateral Vessel Owners under the August 2004 Loan Agreement.

“Default” shall mean any event which, with notice, lapse of time or both, would constitute an Event of Default.

“DOC”means a Document of Compliance issued to a Company in accordance with Regulation 4.1 of SOLAS Chapter IX, Management for the Safe Operation of Ships.

“Earnings” as defined in the Earnings Assignments.

“Earnings Assignments” shall mean the first priority assignment of charter parties, charter hire, freights and earnings granted by each Debtor with respect to its Vessel and the assignments of charter parties, charter hire and earnings granted by any other disponent owner or intermediate charterer with respect to such Vessel, in favor of Lender in form and substance satisfactory to Lender and its counsel.

“Environmental Action” means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement arising under any Environmental Law or Environmental Permit relating to Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment in connection with or arising from exposure to or the actual or potential release of Hazardous Materials, including (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages, and (b) by any Governmental Authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Event” shall mean (i) an environmental event that has occurred or any environmental condition that is discovered in, on, beneath, from or involving any Security Vessel (including the presence, emission or release of Hazardous Materials or the violation of any applicable Environmental Law) for which a remediation or reporting could reasonably be required under applicable Environmental Law, or (ii) notification received by any Debtor or Collateral Vessel Owner that a Debtor, Collateral Vessel Owner or any Security Vessel is the subject of an Environmental Action relating to such Security Vessel that could reasonably be expected to result in any ordered remediation or corrective action or other material liability under applicable Environmental Law.

“Environmental Law” shall mean any and all applicable international, foreign, federal, state, regional and local Laws (as well as obligations, duties and requirements relating thereto under common law) relating to: (a) emissions, discharges, spills, releases or threatened releases of pollutants, contaminants, Hazardous Materials, materials containing Hazardous Materials, or hazardous or toxic materials or wastes into ambient air, surface water (including, without limitation, all inland and ocean waters), groundwater, watercourses, publicly or privately-owned treatment works, drains, sewer systems, wetlands, septic systems or onto land; (b) the use, treatment, storage, disposal, handling, manufacturing, transportation, or shipment of Hazardous Materials, materials containing Hazardous Materials or hazardous and/or toxic wastes, materials, products or by-products (or of equipment or apparatus containing Hazardous Materials); or (c) pollution or the protection of human health, safety or the environment from exposure to or injury or damage caused by Hazardous Materials. Without limitation, “Environmental Law” includes CERCLA and OPA 90 and IMO 13(g) (when and if the latter comes into effect). Debtors hereby agree to comply with, take or abstain from, any action, as the case may be, as the International Maritime Organization may require.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Event of Default” as defined in Section 7 hereof.

“Event of Loss” shall mean, with respect to a Security Vessel, the actual or constructive loss or the disappearance of such Security Vessel or the loss of use thereof, due to theft, destruction, damage beyond repair or damage from any reason whatsoever, to an extent, in the sole judgment of Lender, which makes repair uneconomical, or rendition thereof unfit for normal use, or the condemnation, confiscation or seizure of, or requisition of title to or use of, such Security Vessel by any governmental authority or any other Person, whether or not acting under color of governmental authority.

“Financial Statements” shall mean, as to any Person or group of Persons, the balance sheets and statements of income and cash flows, prepared in accordance with GAAP, of such Person or group of Persons as required from time to time to be provided by the Debtors under this Agreement.

“Funding Date” shall mean the date on which Lender shall make the Loan to the Debtors pursuant hereto.

“GAAP” shall mean generally accepted accounting principles consistently applied in the United States.

“GMTBS Africa” shall mean GMTBS Africa Line Limited, a corporation organized and existing under the laws of Hong Kong.

“GMTBS Africa Gmbh” shall mean GMTBS Africa Line Gmbh, a company organized and existing under the laws of the Federal Republic of Germany.

“Governmental Authority” shall mean any governmental or quasi-governmental authority, whether executive, legislative, judicial, administrative or other, or any combination thereof, including, without limitation, any national, Federal, state, local, territorial, county, municipal or other government or governmental or quasi-governmental agency, arbitrator, board, body, branch, bureau, commission, corporation, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other entity of any of the foregoing, whether domestic or foreign.

“Guarantor” shall mean each of the entities listed on Schedule 1 hereto, as the same may be hereafter amended or modified.

“Guaranty”shall mean a joint and several guaranty of all Obligations given by the Guarantors in form and substance satisfactory to Lender.

“Hazardous Materials” shall mean (a) hazardous materials, hazardous wastes, and hazardous substances as those or similar terms are defined under any Environmental Laws, including, but not limited to, the following: the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., as amended from time to time, the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended from time to time, CERCLA, the Clean Water Act, 33 U.S.C. Section 1251 et seq., as amended from time to time, the Clean Air Act, 42 U.S.C. Section 7401 et seq., as amended from time to time, and/or the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., as amended from time to time, OPA 90; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) asbestos and/or any material which contains any hydrated mineral silicate, including, but not limited to, chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (e) polychlorinated biphenyls (“PCBs”), or PCB-containing materials or fluids; (f) radon; (g) any other hazardous radioactive, toxic or noxious substance, material, pollutant, or solid, liquid or gaseous waste; and (h) any hazardous substance that, whether by its nature or its use, is subject to regulation under any Environmental Law or with respect to which any international, federal, state or local Environmental Law or governmental agency requires environmental investigation, monitoring or remediation.

“Head Charter” shall mean each of the bareboat charter parties between a Debtor or a Collateral Vessel Owner and identified under the heading “Head Charters” on Schedule 5 hereto, registered under the laws of the Republic of the Philippines, as any such charter is amended, extended or renewed from time to time.

“Hire” shall mean all freights, earnings and charter hire under any and all charters and contracts of affreightment, or requiring or contemplating the use of, a Security Vessel from time to time, together with additional hire, supplemental hire, requisition hire and any other amounts paid on account of the use or employment of such Security Vessel.

“Indebtedness” shall mean with respect to any Person, at any date of determination (without duplication), (i) all indebtedness or other obligation for borrowed money or for the deferred purchase price of property or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (ii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iii) obligations as lessee under any lease which shall have been or should be, in accordance with GAAP, recorded as capital leases, (iv) obligations under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of other Persons of the kinds referred to in clause (i), (ii) or (iii) above.

“Installment Payment Date” shall mean, with the respect to the Note, each of the sixty (60) consecutive monthly dates during the Note Term, the first of which shall be February 1, 2006 on which a regular installment of principal and interest is due on the Note. If any such date is not a Business Day, then any amounts owing on such day shall be payable on the next succeeding Business Day.

“Interest Period” shall mean, during the Note Term, each monthly period ending on an Installment Payment Date, provided the first Interest Period shall commence on the Funding Date and end on the first Installment Payment Date, and the last Interest Period of the Note Term shall end on the Maturity Date.

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and Pollution Prevention, as adopted by the Assembly of the International Maritime Organization on 4 November 1993 by resolution A.741 (18) and incorporated on 19 May 1994 as Chapter IX of the Safety of Life at Sea Convention 1974.

“ISPS Code”means the International Ship and Port Facility Security Code adopted by the International Maritime Organization; in accordance with Regulation 1.12 of SOLAS Chapter XI-2; Special Measures to Enhance Maritime Security.

“ISSC”means a valid and current International Ship Security Certificate issued under the ISPS Code.

“Late Charge Rate” shall mean a rate per annum equal to five (5) percentage points higher than the Applicable Interest Rate, however, in no event to exceed the highest rate allowed by applicable law, if any.

“Law” shall mean any law, rule, regulation or official code, consent decree, constitution, decree, directive, enactment, guideline, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, requirement, rule of law, rule of public policy, settlement agreement, statute, or writ, of any Governmental Authority.

“Lender” as defined in the preamble of this Agreement.

“Letter of Undertaking” shall mean a Letter of Undertaking delivered to Lender by the Manager of each Vessel in the form attached hereto as Exhibit A.

“LIBOR” means the rate of interest per annum at which deposits in U.S. dollars are offered to major banks in the London interbank market as reported by the Wall Street Journal, as determined in accordance with Section 2.2 hereof.

“Liens” shall mean any interest in property securing an obligation owed to, or a claim by, any Person other than the owner of the property, whether such interest shall be based on common law, maritime law, statute, contract or conveyance, including, but not limited to, the security interest lien arising from any pledge, mortgage, chattel mortgage, charge, encumbrance, conditional sale or trust receipt, or from a charter, consignment or bailment for security purposes and any maritime lien, right of retention, tax lien, mechanic’s lien, materialman’s lien, workman’s lien, repairman’s lien, any financing statement or other similar charge or encumbrance.

“Liner Guarantors” as identified on Schedule 1 hereto.

“Loan” shall mean the loan made by Lender to the Debtors, as provided in Section 2.1 and evidenced by the Note, as provided for in Section 2.2 of this Agreement.

“Loan Balances” shall mean, collectively, any and all amounts advanced by Lender under and in connection with this Agreement and the August 2004 Loan Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgages, the Collateral Vessel Owners’ Second Mortgages, the Assignments, the Collateral Vessel Owners’ Second Assignments, the Pledge, the Guaranty, the Collateral Vessel Owners’ Guaranty, the Debtors’ Guaranty, the Letter of Undertaking, the Assigned Charters, Amendment No. 2 to the August 2004 Loan Agreement and any consents or other instruments given with respect to the foregoing, each as may hereinafter be amended, modified or supplemented pursuant to the terms hereof or thereof respectively.

“Management Agreement” shall mean an agreement to be entered into between the Manager and the disponent owner of each Vessel, in form and substance acceptable to Lender, and providing for the waiver by the Manager of any lien or security interest in such Vessel.

“Manager” shall mean TBS Shipping Services, Inc., a New York corporation, with an address at Commerce Building, Suite 306, One Chancery Lane, Hamilton HM 12, Bermuda.

“Material Adverse Effect” shall mean any fact or circumstance which (i) materially and adversely affects the business, operations, property or condition of any of the Debtors, the Collateral Vessel Owners, the Guarantors or any charterer of an Assigned Charter, (ii) has a material adverse effect on the ability of any of the Debtors, the Collateral Vessel Owners, the Guarantors or any charterer of an Assigned Charter to perform its respective obligations under this Agreement, the Note or the other Loan Documents to which it is a party, or (iii) has a material adverse effect on the Collateral or Lender’s security interest therein (including, without limitation, any event, fact or circumstance which results in the imposition of any Lien (other than a Permitted Lien not discharged within the periods provided in this Agreement or the Loan Documents).

“Maturity Date” shall mean the last day of the Note Term.

“Mortgage” shall mean each Panamanian first preferred ship mortgage, as the same may hereafter be amended and/or supplemented from time to time, granted by a Debtor on the whole of its Vessel, in favor of Lender, to secure the Obligations contemplated in this Agreement and under the Debtors’ Guaranty, and collectively, the “Mortgages”.

“MTSA”means the Maritime Transportation Security Act of 2002, as amended, Public Law 107-295.

“Note” shall mean the joint and several secured promissory note of the Debtors, substantially in the form of Exhibit B attached hereto (including Schedule A thereto), evidencing the Loan made by Lender to the Debtors hereunder, as described in Section 2.2 hereof.

“Note Term” shall mean the period commencing with the Funding Date and ending on January ____, 2011.

“Obligations” shall mean (i) the aggregate unpaid principal amount of, and accrued interest on, the Note; (ii) all other obligations and liabilities of the Debtors and any of them, now existing or hereafter incurred, under, arising out of or in connection with this Agreement, the Loan, the Note, the Debtors’ Guaranty or any of the other Loan Documents; and (iii) any and all other present and future indebtedness, obligations and liabilities of any kind under the Loan Documents whatsoever of either Debtor to Lender, whether direct or indirect, joint or several, absolute or contingent, liquidated or unliquidated, secured or unsecured, matured or unmatured and whether originally contracted with Lender or otherwise acquired by Lender or from time to time reduced and thereafter increased.

“OPA 90” means the United States Oil Pollution Act, 1990, as amended from time to time, and the Environmental Law of any jurisdiction, whether or not in effect on the Funding Date, the violation of which includes either strict liability of any Debtor or unlimited liability of any Debtor.

“Other Shipowners” shall mean the entities identified on Schedule 2 hereto and the term shall be deemed to include any current or future Affiliate (but excluding GMTBS Africa and GMTBS Africa Gmbh) hereafter acquiring one or more vessels.

“Permitted Liens” with respect to a Security Vessel, shall have the meaning assigned to it in the Mortgage or Collateral Vessel Owner’s Second Mortgage of such Security Vessel only in respect of such Security Vessel and generally it shall also mean the following: (a) Liens securing payment of the Obligations, granted pursuant to any Loan Document; (b) Liens by operation of law for taxes, assessments or other governmental charges or levies not at the time delinquent or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books; and where, by posting of bonds or other substitute security, there is no material risk of attachment or other levy on any Collateral; (c) Liens incurred by operation of law in the ordinary course of business in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance benefits, or to secure performance of statutory obligations; and (d) deposits to secure the performance of statutory obligations incurred in the ordinary course of business.;.

“Person” shall mean any individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority (whether domestic or foreign) or other entity of whatever nature.

“Pledge” shall mean a pledge and assignment by Pledgor of its legal and beneficial shareholding interest in each Debtor in form and substance satisfactory to Lender.

“Pledgor” shall mean Westbrook Holdings, Ltd., a Marshall Islands corporation.

“Pool” as defined in the Pooling Agreement.

“Pooling Agreement” shall mean that certain agreement among the Debtors, the Other Shipowners, the Liner Guarantors and TBS Worldwide Services, Inc., as amended from time to time and as the same may from time to time add or delete one or more parties.

“Prepayment Date” shall mean, as to the Note, the date on which prepayment of the Note is to be made pursuant to notice given in compliance with Section 2.4(b) of this Agreement.

“Proceeds” shall have the meaning assigned to it in the Code and, in any event, shall include, but not be limited to, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Debtor or Collateral Owner from time to time with respect to its Security Vessel or other Collateral; (ii) any and all payments (in any form whatsoever) made or due and payable to a Debtor or Collateral Vessel Owner from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all and any part of a Security Vessel by any governmental body, authority, bureau or agency of any other Person (whether or not acting under color of governmental authority); and (iii) accounts arising out of, any charter, contract of affreightment or chattel paper evidencing, any lease or charter of, any and all other rents, hire or profits or other amounts from time to time paid or payable in connection with, the Security Vessel. In no event shall the term be construed more narrowly than the meaning set forth in the Assignments, the Second Assignments, the Mortgages and the Collateral Vessel Owners’ Second Mortgages.

“Prohibited Jurisdiction” means any country or jurisdiction, from time to time, (a) that, at any relevant time, is subject of a prohibition order (or any similar order or directive), sanctions or restrictions promulgated or administered by the Office of Foreign Assets Control of the United States Treasury Department or the United Nations, or (b) in which, or for which, Lender or any assignee thereof is otherwise prohibited or restricted, under laws, regulations, sanctions or restrictions applicable to it or its business, from extending credit, transferring property or assets, engaging in or facilitating trade or other economic activity, or otherwise doing business.

“Prohibited Person” means any Person appearing on the Specially Designated Nationals List compiled and disseminated by the Office of Foreign Assets Control of the United States Treasury Department, as the same may be amended from time to time.

“Proposal Fee” shall have the meaning given thereto in the Proposal Letter.

“Proposal Letter” shall mean that certain letter dated October 26, 2005 from Lender to TBS regarding the transaction provided for in this Agreement.

“Relevant Percentage(s)” as defined in Section 5.37 hereof.

“Security Vessels” shall mean, collectively, the Vessels and the Collateral Vessels.

“Sheffield” shall mean Sheffield Maritime Corp., a corporation organized and existing under the laws of the Republic of the Marshall Islands.

“SMC”means the Safety Management Certificate issued to a Vessel in accordance with Regulation 4.3 of SOLAS Chapter IX; Management for the Safe Operation of Ships.

“Stratford” shall mean Stratford Shipping Corp., a corporation organized and existing under the laws of the Republic of the Marshall Islands.

“Subcharters” shall mean each time charter of a Security Vessel, including, without limitation, those identified under the heading “Subcharters” on Schedule 5 hereto and to the August 2004 Loan Agreement and any other contracts for use or employment of any Security Vessel, other than the Head Charters.

“TBS” shall mean TBS International Limited, a corporation organized and existing under the laws of the Commonwealth of Bermuda.

“Valuation” as defined in Section 5.37 hereof.

“Vessel” shall mean each of the vessels BILOXI BELLE and MAORI MAIDEN, together with all of its machinery, anchors, cables, chains, rigging, tackle, fittings, tools, pumps, pumping equipment, gear, apparel, furniture, appliances, equipment, spare and replacement parts and all other appurtenances thereunto appertaining or belonging, whether now owned or hereafter acquired and whether on board or not, and also any and all additions, improvements and replacements made in or to such Vessel or any part thereof or in or to any equipment and appurtenances thereto appertaining or belonging.

1.2  Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

Section 2.  AMOUNT AND TERMS OF LOAN.

2.1  Commitment. Subject to the terms and conditions of this Agreement, Lender agrees to make a single Loan to the Debtors in the principal amount of U.S.$17,500,000. Lender shall have no obligation to make the Loan to the Debtors after December 30, 2005.

2.2  The Note.

(a)  Note Term. The Loan shall be evidenced by the Note, which Note (i) shall be dated the Funding Date; (ii) shall be for a term equal to the Note Term, commencing on the Funding Date and ending on the Maturity Date, and (iii) shall be payable on each Installment Payment Date in sixty (60) consecutive monthly installments of principal and interest, commencing February 1,2006, with the first twenty-four (24) such installments to be in the amount of U.S.$401,041.67 and the next thirty-six (36) such installments to be in the amount of U.S.$218,750; provided, further, that the Note shall bear interest from the date thereof on the unpaid principal amount thereof at the Applicable Interest Rate at all times while any amounts are outstanding under the Note during the Note Term.

(b)  Interest. The Loan shall bear interest at the Applicable Interest Rate. The Applicable Interest Rate shall be determined by Lender two (2) Banking Days prior to the first (1st) day of the relevant Interest Period. Lender shall promptly notify the Debtors in writing of the Applicable Interest Rate as and when determined. Each such determination, absent manifest error, shall be conclusive and binding upon the Debtors.

(c)  Cross-Collateralization. The Note and all Obligations shall be equally secured by all Collateral. No lien securing the Obligations or any of them shall be released or deemed released unless and until all Obligations are fully and finally repaid and discharged except as otherwise provided herein.

2.3  Late Charges. Any amount of principal or interest not paid on or before the third Business Day following the due date thereof under the Note shall, to the extent permitted by applicable law, bear late charges thereon, calculated at the Late Charge Rate, from the due date thereof until such amount shall be paid in full. Debtors shall continue to pay in full regular installments under the Note as and when due, notwithstanding any Event of Loss, until all Obligations are entirely paid and performed.

2.4  Prepayment.

(a)  An Event of Loss. In the event that either Vessel shall suffer an Event of Loss and unless Lender agrees in writing to a lesser prepayment amount, the Debtors shall make a prepayment of the Note, in an amount equal to the lesser of (i) all Obligations remaining due under the Loan Documents, or (ii) 167% of the then outstanding principal amount of the Loan multiplied by a fraction, the numerator of which is the Appraisal Value of the Vessel suffering an Event of Loss and the denominator of which is the aggregate Appraisal Value of the lost Vessel and the other Vessel then remaining (with Appraised Value determined as at the time immediately preceding such Event of Loss), together with any other amounts then due under this Agreement, the Note or any other Loan Document, on the next Installment Payment Date after (1) the earlier of 180 days after the date of such Event of Loss, or (2) the date the relevant Debtor or Lender receives all insurance proceeds in respect of such Event of Loss.

(b)  Voluntary Prepayment: At any time after the twelfth (12th) Installment Payment Date, with not less than 30 days’ prior written notice to Lender, Debtors may prepay all, but not less than all, of the Loan on an Installment Payment Date. If any prepayment is made after the twelfth (12th) Installment Payment Date or on or before the thirty-sixth (36th) Installment Payment Date, Debtors shall pay a prepayment fee equal to two percent (2%) of the principal amount of such prepayment. If the Debtors make prepayment after the thirty-sixth (36th) Installment Payment Date, Debtors shall pay a prepayment fee equal to one percent (1%) of the amount of principal then being prepaid. Notwithstanding the foregoing, should TBS obtain the B of A Commitment, with not less than 30 days’ prior written notice, the Debtors may prepay all, but not less than all, of the Loan on or prior to the twelfth (12th) Installment Payment Date, provided that prepayment occurs on an Installment Payment Date, and is made from the proceeds of the B of A Commitment. If the Debtors prepay the Loan in accordance with the foregoing sentence, the Debtors shall pay an early termination fee equal to one percent (1%) of the principal amount of such prepayment.

(c)  Except as expressly provided in the foregoing subsections (a) and (b), the Debtors shall not be permitted to make any prepayments on the Note.

2.5  Use of Proceeds. The proceeds of the Loan shall be advanced to the Debtors and used by them to finance, maintain and operate the Vessels in the Pool under the Pooling Agreement and for other lawful purposes of the Debtors only.

2.6  Application of Payments.

(a)  Note Payments Received During the Note Term. So long as no (x) Default with respect to any payments due hereunder or under any of the Obligations or (y) Event of Default shall have occurred and be continuing, each payment of an installment under the Note received by Lender during the Note Term shall be applied, first, to any costs, expenses, fees or other amounts due under this Agreement or under the other Loan Documents not constituting principal and interest due under the Note, second, to late charges due under the Note, third, to interest due under the Note, and fourth, to the payment of principal and all other Obligations which are then due and payable.

(b)  Casualty Payments. So long as no (x) Default with respect to any payments due hereunder or under any of the Obligations or (y) Event of Default shall have occurred and be continuing, any amounts received by Lender as a result of an Event of Loss with respect to any Vessel (including, without limitation, any payment of prepayment amounts under Section 2.4(a) or insurance or condemnation proceeds) shall be applied, first, to the prepayment amounts required to be paid by Section 2.4 hereof; second, to the payment in full of all of the Obligations set forth in the Note and the other Loan Documents then due and owing; and, third, the balance, if any, after payment of the foregoing amounts shall be released by Lender to the Debtors.

(c)  Other Amounts. So long as no (x) Default with respect to any payments due hereunder or under any other Obligation or (y) Event of Default shall have occurred and be continuing, all Proceeds (other than Proceeds received in respect of damage to a Security Vessel, which shall be distributed in accordance with Section 1.22 of the applicable Mortgage or Collateral Vessel Owners’ Second Mortgage) from time to time received by Lender shall be applied, first, to any costs, expenses, fees or other amounts due under this Agreement and the other Loan Documents not constituting principal and interest due under the Note, second, to late charges due under the Note, third, to interest due under the Note, fourth, to principal installments due under the Note in the inverse order of maturities, fifth, to the payment in full of all other Obligations which are then due and payable, and sixth, if provision as to the application of such amounts is made in this Agreement or any other Loan Document, Lender shall, in its sole discretion, either apply such payment to the purpose for which it was made or pay it to the Debtors, which shall so apply it, and seventh, if due to the Debtors, Lender shall pay such amounts to the Debtors.

(d)  Application After Declaration. After an Event of Default shall have occurred and be continuing and after Lender has either, (i) as assignee from the Debtors of any charter, declared such charter to be in default, or (ii) declared the Note to be due and payable pursuant to Section 8 hereof, or done both (i) and (ii), all payments received and amounts realized by Lender, as well as all payments or amounts then held by Lender as part of the Collateral, shall be applied as set forth in said Section 8 hereof and as otherwise provided in the other Loan Documents and the documents evidencing the other Obligations, and the balance, if any, shall be paid by Lender to the Debtors.

(e)  Application After Default or Event of Default. Subject to Section 2.6(a) hereof, all payments received and amounts realized by Lender after a Default or an Event of Default shall have occurred and be continuing, but prior to any declaration thereof by Lender or any acceleration of the Note shall be held by Lender as part of the Collateral until such time as no Defaults or Events of Default shall be continuing hereunder (at which time such funds shall be paid to the Debtors) or until such funds are applied pursuant to Section 8 hereof.

2.7  Nature of the Obligations. Each Debtor is jointly and severally liable for each and every Obligation. Each Debtor consents that, without the necessity of any reservation of rights against it and without notice to or further assent by it, the obligations and liabilities of each Debtor and any other party or parties for or upon any of the obligations of any Affiliate of each Debtor, or any collateral security or guaranty therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised or released by Lender; all as Lender may deem advisable from time to time without impairing, abridging, releasing or affecting the obligations set forth in this Section 2.7.

Section 3.  CONDITIONS OF BORROWING.

3.1  Conditions to Be Fulfilled Prior to the Funding Date. Lender shall not be required to make the Loan hereunder unless on the Funding Date:

(a)  Inspection. Lender shall have inspected and found satisfactory the Security Vessels.

(b)  Appraisal. Lender shall have received an independent third party appraisal of each Security Vessel to determine the fair market value of each Security Vessel, as completed by an independent appraiser mutually acceptable to Lender and the Debtors, all at the sole cost and expense of the Debtors. Such appraisal shall be determined not more than fifteen (15) days prior to the Funding Date.

(c)  Certificate of Incumbency of Each Debtor. Lender shall have received a current certificate of incumbency of each Debtor signed by its Secretary or Assistant Secretary (or other authorized officer), which certificate shall certify the names of the officers of it authorized to execute and deliver any Loan Documents hereunder or under any other related document on its behalf, together with specimen signatures of such officers, and Lender may conclusively rely on such certificate until receipt of a further certificate of the Secretary or Assistant Secretary (or other authorized officer) of such Debtor canceling or amending its prior certificate and submitting the signatures of the officers named in such further certificate.

(d)  Certificate of Incumbency of Each Charterer of an Assigned Charter. Lender shall have received a current certificate of incumbency of each charterer of an Assigned Charter signed by its Secretary or Assistant Secretary (or other authorized officer), which certificate shall certify the names of the officers of it authorized to execute and deliver any Loan Documents to which it is a party hereunder or under any other related document on its behalf, together with specimen signatures of such officers, and Lender may conclusively rely on such certificate until receipt of a further certificate of the Secretary or Assistant Secretary (or other authorized officer) of such charterer canceling or amending its prior certificate and submitting the signatures of the officers named in such further certificate.

(e)  Certificate of Incumbency of the Manager. Lender shall have received a current certificate of incumbency of the Manager signed by its Secretary or Assistant Secretary (or other authorized officer), which certificate shall certify the names of the officers of it authorized to execute and deliver any Loan Documents to which it is a party hereunder or under any other related document on its behalf, together with specimen signatures of such officers, and Lender may conclusively rely on such certificate until receipt of a further certificate of the Secretary or Assistant Secretary (or other authorized officer) of the Manager canceling or amending its prior certificate and submitting the signatures of the officers named in such further certificate.

(f)  Certificate of Incumbency of Pledgor. Lender shall have received a current certificate of incumbency of Pledgor signed by its Secretary or Assistant Secretary (or other authorized officer), which certificate shall certify the names of the officers of it authorized to execute and deliver any Loan Documents to which it is a party hereunder or under any other related document on its behalf, together with specimen signatures of such officers, and Lender may conclusively rely on such certificate until receipt of a further certificate of the Secretary or Assistant Secretary (or other authorized officer) of Pledgor canceling or amending its prior certificate and submitting the signatures of the officers named in such further certificate.

(g)  Certificate of Incumbency of Each Collateral Vessel Owner. Lender shall have received a current certificate of incumbency of each Collateral Vessel Owner signed by its Secretary or Assistant Secretary (or other authorized officer), which certificate shall certify the names of the officers of it authorized to execute and deliver any Loan Documents to which it is a party hereunder or under any other related document on its behalf, together with specimen signatures of such officers, and Lender may conclusively rely on such certificate until receipt of a further certificate of the Secretary or Assistant Secretary (or other authorized officer) of each Collateral Vessel Owner canceling or amending its prior certificate and submitting the signatures of the officers named in such further certificate.

(h)  Certificate of Incumbency of Each Guarantor. Lender shall have received a current certificate of incumbency of each Guarantor signed by its Secretary or Assistant Secretary (or other authorized officer), which certificate shall certify the names of the officers of it authorized to execute and deliver any Loan Documents to which it is a party hereunder or under any other related document on its behalf, together with specimen signatures of such officers, and Lender may conclusively rely on such certificate until receipt of a further certificate of the Secretary or Assistant Secretary (or other authorized officer) of each Guarantor canceling or amending its prior certificate and submitting the signatures of the officers named in such further certificate.

(i)  Resolutions of Each Debtor. Lender shall have received a current certified copy of all corporate proceedings of each Debtor evidencing that all action required to be taken in connection with the authorization, execution, delivery and performance of this Agreement, the Note, its Mortgage, the Assignments, the Debtors’ Guaranty and the other Loan Documents to which it is a party and the transactions contemplated hereby and thereby has been duly taken.

(j)  Resolutions of Charterers of Assigned Charters. Lender shall have received a current certified copy of all corporate proceedings of each charterer of an Assigned Charter (except for the Head Charters) evidencing that all action required to be taken in connection with the authorization, execution, delivery and performance of the Loan Documents to which it is a party and the transactions contemplated hereby and thereby has been duly taken.

(k)  Resolutions of Pledgor. Lender shall have received a current certified copy of all limited liability company proceedings of Pledgor evidencing that all action required to be taken in connection with the authorization, execution, delivery and performance of the Pledge, and the transactions contemplated hereby and thereby has been duly taken.

(l)  Resolutions of the Collateral Vessel Owners. Lender shall have received from each Collateral Vessel Owner a copy of all corporate or other entity proceedings of such Collateral Vessel Owner evidencing that all action required to be taken in connection with the authorization, execution, delivery and performance of the Collateral Vessel Owners’ Guaranty and the Loan Documents to which each is a party, shall have been taken by the owners, members, partners or shareholders and directors thereof.

(m)  Resolutions of the Guarantors. Lender shall have received from each Guarantor a copy of all corporate or other entity proceedings of such Guarantor evidencing that all action required to be taken in connection with the authorization, execution, delivery and performance of each Guarantor shall have been taken by the owners, members, partners or shareholders and directors thereof.

(n)  Resolutions of the Manager. Lender shall have received a current certified copy of all corporate proceedings of the Manager evidencing that all action required to be taken in connection with the authorization, execution, delivery and performance of the Loan Documents to which it is a party and the transactions contemplated hereby and thereby has been duly taken.

(o)  Opinions of Counsel. Lender shall have received the written opinions addressed to it of New York, Panama, Marshall Islands, and Bermuda counsel for each Debtor, the Pledgor, each Collateral Vessel Owner, each Guarantor and each charterer of an Assigned Charter (except for the Head Charters), satisfactory in form and substance to Lender.

(p)  Documents. Each of the Note, the Mortgages, the Assignments and the other Loan Documents shall be in form and substance satisfactory to Lender and its counsel and shall have been duly executed and delivered to Lender by the parties thereto and acknowledgments and consents to Assignments, including, but not limited to, Charterers’ Consents, in form and substance satisfactory to Lender, from any charterer of or any party to a contract of affreightment relating to any Vessel shall have been duly authorized, executed and delivered to Lender.

(q)  Insurance. Lender shall have received evidence satisfactory to it that each Vessel is insured in accordance with the provisions of this Agreement, the applicable Mortgage and the Assignments of Insurances.

(r)  Mortgages and Security Interests. All filings, including all applicable UCC-1 filings pursuant to the Code, recordings and other actions deemed necessary or desirable by Lender in order to establish, protect, preserve and perfect (i) the Mortgage as a first naval mortgage on the whole of each Vessel in favor of Lender and Lender’s lien on and security interest in all other Collateral as a valid perfected first priority security interest, (ii) the Collateral Vessel Owners’ Second Mortgage as a second naval mortgage on the whole of each Collateral Vessel in favor of Lender and Lender’s lien on and security interest in all other collateral securing the Collateral Vessel Owners’ Guaranty as a valid perfected second priority security interest, shall all have been duly effected, including, without limitation, the filing of financing statements and the filing and recordation of the Mortgages and the Collateral Vessel Owners’ Mortgages and all other actions required to perfect Lender’s security interest in the Collateral, all in form and substance satisfactory to Lender, and all fees, taxes and other charges relating to such filings and recordings shall have been paid by the Debtors. Lender shall have received UCC-3 releases or other documents satisfactory to Lender from such Persons as Lender shall deem necessary or desirable to evidence the release of any liens such Person may have on the Collateral.

(s)  Discharge of Any Existing Liens. Lender shall be satisfied that, concurrently with the funding of the Loan, the Security Vessels are free and clear of all Liens other than Permitted Liens, as the term is defined herein and in the relevant Mortgage or Collateral Vessel Owners’ Second Morgage.

(t)  Representations. Lender shall have received a certificate of the Debtors confirming that (i) the representations and warranties contained in this Agreement, the Mortgages and in all of the other Loan Documents and other documents and instruments executed and delivered to Lender in connection herewith shall be true and correct in all material respects on and as of the Funding Date with the same effect as if made on and as of such date; (ii) no Default or Event of Default shall be in existence on the Funding Date or shall occur as a result of the Loan; (iii) no Event of Default shall have occurred and be continuing under any charter of any Security Vessel on the Funding Date; and (iv) the acceptance by the Debtors of the Loan shall constitute a representation by the Debtors that the statements contained in clauses (i), (ii) and (iii) above are true and correct on the Funding Date.

(u)  No Material Adverse Change. In the sole determination of Lender, there shall have been no material adverse change since, in the financial condition, business or operations (as the case may be) of any Debtor, Pledgor, Guarantor, Collateral Vessel Owner or the Manager.

(v)  Certificates of Ownership. Lender shall have received and found to be satisfactory, or will receive upon the funding of the Loan to the Debtors, an abstract of title or documents of similar effect as to each Security Vessel confirming that such Security Vessel is owned by such Debtor or Collateral Vessel Owner and registered in the Republic of Panama upon the funding of the Loan, free of all recorded Liens other than the applicable Mortgage and with respect to the Collateral Vessels, the first preferred mortgage recorded in favor of Lender and the Collateral Vessel Owners’ Second Mortgage and that such Security Vessel is authorized by both the Republic of Panama and the Philippines to fly the Philippine flag and show its official number and port of registry under Philippines law, accordingly.

(w)  No Event of Loss. No Event of Loss shall have occurred with respect to any Security Vessel.

(x)  Consent and Subordination; Execution of Charter Assignments. Lender shall have received and found to be satisfactory each Charterer’s Consent, subordinating any rights of any charterer under an Assigned Charter (except the Head Charters) in the Collateral to the rights of Lender under the Earnings Assignments, Assignment of Insurances and the Mortgages. Additionally, the Debtors shall have entered into the Earnings Assignments, in form and substance satisfactory to Lender, providing, among other things, for the assignment to Lender of all of the Debtors’ rights and earnings under the Assigned Charters and the acknowledgment of and consent to such assignment by any charterer under such Assigned Charter.

(y)  Other Documents and Information. Lender shall have received from each Debtor, in form and substance satisfactory to Lender, such other documents and information as Lender may reasonably request.

(z)  Legal Matters. All legal matters with respect to and all legal documents (including, but not limited to, the Loan Documents) executed in connection with the transactions contemplated by this Agreement shall be satisfactory to counsel for Lender.

(aa)  Pay Proceeds Letter. The Debtors jointly shall submit a letter at least two (2) Business Days prior to the Funding Date, acceptable to Lender authorizing and instructing Lender to: (i) make the Loan in proper amount, (ii) to retain and apply U.S.$87,500 as the Closing Fee on the Funding Date, and (iii) pay to Lender’s counsel the amount of Lender’s legal fees and disbursements.

Section 4.  REPRESENTATIONS AND WARRANTIES.

In order to induce Lender to enter into this Agreement and to make the Loan, each Debtor represents and warrants to Lender that:

4.1  Organization. Each Debtor is a corporation duly organized, validly existing and in good standing under the laws of the Republic of the Marshall Islands, has the necessary right, power and authority to own its Vessel and its other assets and to transact the business in which it is engaged, and each Debtor is duly qualified to do business in each jurisdiction where such qualification is legally required and where the failure to so qualify would materially adversely affect the enforceability of the Loan Documents or otherwise materially adversely affect the Collateral or any Debtor’s ability to perform its obligations under any of the Loan Documents. Pledgor is the record and beneficial owner of one hundred percent (100%) of the authorized, issued and outstanding stock of Sterling Shipping and Remsen Navigation.

4.2  Power and Authority. Each Debtor, Pledgor, Collateral Vessel Owner, Guarantor and any charterer of an Assigned Charter has full corporate power, authority and legal right to execute and deliver the Loan Documents to which it is a party, and to perform its obligations hereunder and thereunder respectively, and the Debtors have full corporate power, authority and legal right to borrow hereunder and to grant the security interests created by this Agreement, its Mortgage and each of the Assignments, the Collateral Vessel Owners have full corporate power, authority and legal right to grant the security interests created by its Collateral Vessel Owners’ Second Mortgages and Collateral Vessel Owners’ Second Assignments.

4.3  Consents and Permits. No consent of any other Person (including any stockholder, trustee or holder of indebtedness), and no consent, license, approval or authorization of, exemption by, or registration or declaration with, any governmental body, authority, bureau or agency (or other Person) is required in connection with the execution, delivery or performance by (i) each Debtor of this Agreement, the Note, its Mortgage, the Assignments, the Debtors’ Guaranty or any other Loan Document to which it is party other than the filing of its Mortgage and the UCC-1 financing statements and (ii) each Collateral Vessel Owner of its Collateral Vessel Owners’ Guaranty, Collateral Vessel Owners’ Second Mortgages, the Collateral Vessel Owners’ Second Assignments or any other Loan Document to which it is party other than the filing of its Collateral Vessel Owners’ Second Mortgages and the UCC-1 financing statements.

4.4  No Legal Bar. The execution, delivery and performance by each Debtor, Guarantor, Pledgor and Collateral Vessel Owner of any Loan Document to which it is a party, does not and will not violate any provision of any applicable law or regulation or of any judgment, award, order, writ or decree of any court or governmental instrumentality, will not violate any provision of the organizational documents of any Debtor, Pledgor, Collateral Vessel Owner or Guarantor, and will not violate any provision of, or cause a default under, any mortgage, indenture, contract, agreement or other undertaking to which any Debtor, Pledgor, Collateral Vessel Owner or Guarantor is a party or which purports to be binding upon any Debtor, Pledgor, Collateral Vessel Owner or Guarantor or upon any of their respective assets, and will not result in the creation or imposition of any Lien on any of the respective assets of any Debtor, Pledgor, Collateral Vessel Owner or Guarantor other than the security interests and mortgage intended to be created hereby and under the Assignments, the Mortgages, the Collateral Vessel Owners’ Second Assignments, the Collateral Vessel Owners’ Second Mortgages and the Pledge.

4.5  No Defaults. None of the Debtors, Pledgor, Collateral Vessel Owners or Guarantors is in default, and no event or condition exists which after the giving of notice or lapse of time or both would constitute an Event of Default under this Agreement, the Note, the Mortgages, the Collateral Vessel Owners Second Mortgages, the Pledge, the Guaranty, the Assignments, the Collateral Vessel Owners Second Assignments, the Collateral Vessel Owners’ Guaranty, the Debtors’ Guaranty or any other Loan Document or under any mortgage, indenture, contract, agreement, judgment or other undertaking to which any is a party or upon any of their respective assets, except for any such default, event or condition which, individually or in the aggregate, would not materially adversely affect any of the Debtors’, Pledgor’s, the Collateral Vessel Owners’ or Guarantors’ ability to perform their respective obligations under any of this Agreement, the Note, the Mortgages, the Collateral Vessel Owners Second Mortgages, the Pledge , the Guaranty, the Assignments, the Collateral Vessel Owners Second Assignments, the Collateral Vessel Owners’ Guaranty, the Debtors’ Guaranty or any other Loan Document to which they are a party, or any such mortgage, indenture, contract, agreement, judgment or other undertaking.

4.6  Enforceability. Each of Loan Documents has been duly authorized, executed and delivered by the parties thereto (other than Lender) and constitutes a legal, valid and binding obligation of the Debtors, Pledgor, the Collateral Vessel Owners or the Guarantors, as the case may be, enforceable in accordance with its respective terms except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and an implied covenant of good faith and fair dealing.

4.7  No Litigation. Except as described on Schedule 3 hereto, there is no action, suit, proceeding or, to our knowledge, investigation (whether or not purportedly on behalf of any Debtor, Pledgor, Collateral Vessel Owner or Guarantor) pending or to our knowledge threatened against any Debtor, Pledgor, Collateral Vessel Owner or Guarantor or any of their respective assets in any jurisdiction, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect. There is no action, suit or proceeding or, to our knowledge, investigation (a) which involves any Vessel, or Collateral Vessel, the Assignments, the Collateral Vessel Owners’ Second Assignments, or any of the transactions contemplated by this Agreement or the other Loan Documents  which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, or (b) which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, pending or threatened in any jurisdiction.

4.8  Title to Vessel. Each Debtor has and will have, while any Obligation remains outstanding, valid and marketable title to its Vessel, subject to no Liens except Permitted Liens, and each Vessel shall be registered in the name of its respective Debtor with the Republic of Panama and to the extent permitted by the Republic of Panama and the Philippines, under the flag of the Philippines with respect to the period of such Vessel’s Head Charter; Each Collateral Vessel Owner has and will have, while any Obligation remains outstanding, valid and marketable title to its Collateral Vessel, subject to no Liens except Permitted Liens, and each Collateral Vessel shall be registered in the name of its respective Collateral Vessel Owner with the Republic of Panama and to the extent permitted by the Republic of Panama and the Philippines, under the flag of the Philippines with respect to the period of such Collateral Vessel’s Head Charter (as defined in the August 2004 Loan Agreement).

4.9  Lender’s Security Interest. On the Funding Date, Lender shall have a legal, valid and continuing (i) first preferred ship mortgage (as amended, supplemented or otherwise modified from time to time) and a perfected first lien on and security interest in each Vessel, and Lender shall have a perfected first lien on and security interest in Collateral (except for the second liens of the Collateral Vessel Owners’ Second Mortgages and the collateral Vessel Owners’ Second Assignments pursuant to which the Lender shall have a perfected second lien and security interest in the Collateral the subject of such Loan Documents) subject only to Permitted Liens and (ii) second preferred ship mortgage (as amended, supplemented or otherwise modified from time to time) and a perfected second lien on and security interest in each Collateral Vessel, and Lender shall have a perfected second lien on and security interest in the collateral securing the Collateral Vessel Owners’ Guaranty subject only to Permitted Liens and all taxes, fees and other charges in connection with all of the foregoing shall have been duly paid. There are no charters in effect on (i) any Vessel other than the Assigned Charters specifically identified on Schedule 5 hereto and (ii) any Collateral Vessel other than the Assigned Charters (as defined in the August 2004 Loan Agreement) identified on Schedule 5 to the August 2004 Loan Agreement.

4.10  Income Taxes. Each Debtor has filed all federal, state and local income tax returns that are required to be filed, and has paid all taxes as shown on said returns or which are required to be paid and all assessments received by it to the extent that such taxes and assessments have become due, and each Debtor does not have any knowledge of any actual or proposed deficiency or additional assessment in connection therewith. The charges, accruals and reserves on the books of each Debtor in respect of federal, state and local taxes for all open years, and for the current fiscal year, make adequate provision for all unpaid tax liabilities for such periods.

4.11  No Other Name. During the past five (5) years, none of the Debtors, the Collateral Vessel Owners or Pledgor has changed its name and none has done business in any name other than as set forth in the introductory paragraph of this Agreement.

4.12  Payment of Taxes. All sales, use, property or other taxes, licenses, tolls, inspection or other fees, bonds, permits or certificates which were or may be required to be paid or obtained in connection with the acquisition by each Debtor, or Collateral Vessel Owner, of its Security Vessel, as the case may be or such vessel’s subsequent employment will have been, or when due will be, paid in full or obtained.

4.13  Environmental Compliance. Each Debtor, Collateral Vessel Owner and any charterer under an Assigned Charter has duly complied in all material respects with, and its business, operations, assets, equipment, property, leaseholds, or other facilities are in compliance in all material respects with, the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder. Except as disclosed in Schedule 4 hereto, neither Pledgor, any Debtor, any Collateral Vessel Owner, any charterer under an Assigned Charter, nor any Affiliate thereof is in, or has been notified of, any violation of any Environmental Law with respect to the ownership, chartering or operation of any Security Vessel, which violation could have a Material Adverse Effect under OPA 90 or could otherwise reasonably be expected to have a Material Adverse Effect on the ability of any Debtor, Collateral Vessel Owner or of any charterer of an Assigned Charter to perform the transaction contemplated in this Agreement or under an Assigned Charter.

4.14  Investment Company Act.

4.15  Neither TBS nor any of its Affiliates is an “investment company” or an “affiliated person” of, or a “promoter” or “principal underwriter” for or a company “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended; neither the making of the Loan nor the application of the proceeds or repayment thereof by the Debtors, nor the consummation of the other transactions contemplated hereby, will violate any provision of such act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

4.15  Hire of Security Vessels. Each of the relevant Debtor or Collateral Vessel Owner, together with the Affiliate Charterers (as defined in the relevant Earnings Assignments and Collateral Vessel Owners Second Earnings Assignment) are the only Persons entitled to receive Hire with respect to the Security Vessels.

Section 5.  COVENANTS.

Each Debtor covenants and agrees that, from and after the date hereof and so long as the Commitment or the Obligations are outstanding:

5.1  Notices. Such Debtor will promptly after obtaining knowledge thereof give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of an Event of Loss relating to any Security Vessel; (iii) the commencement or threat of any material litigation or proceedings or threatened or asserted claim of lien affecting any Debtor, Pledgor, Guarantor, the Manager or a Security Vessel; and (iv) any dispute between any Debtor, Pledgor, the Manager and any governmental regulatory body or other party that involves and Material Adverse Effect respecting any Vessel or that could reasonably be expected to materially interfere with the normal business operations of any Debtor.

5.2  Laws, Obligations; Operations. Each Debtor will and will cause each of the Pledgor, Guarantor, Collateral Vessel owner to (i) duly observe and conform to all requirements of any governmental authorities relating to the conduct of its business or to its properties or assets; (ii) maintain its existence as a legal entity and obtain and keep in full force and effect all rights, franchises, licenses and permits which are necessary to the proper conduct of its business; (iii) obtain or cause to be obtained as promptly as possible any governmental, administrative or agency approval and make any filing or registration therewith which at the time shall be required with respect to the performance of the Obligations or the operation of its business; and (iv) pay all fees, taxes, assessments and governmental charges, withholdings or levies imposed upon any of the Collateral, and at all times, such Debtor shall pay or cause to be paid all fees, taxes, assessments and governmental charges or levies imposed upon any of the Collateral except for such contested in good faith by appropriate proceedings not involving any risk of loss of the Vessels or such other Collateral or Lender’s interest or priority therein.

5.3  Inspection. Lender or its authorized representative may, at any reasonable time or times and annually at the Debtors’ expense, inspect any Security Vessel and at Lender’s cost (provided, if an Event of Default has occurred and is continuing, every inspection thereafter shall be at the Debtors’ expense), it shall have the right to review the operating and insurance records of the Debtors upon reasonable notice and during normal business hours. Inspection will be conducted in such a manner as to minimize interference in the Security Vessels’ operation, provided that no Event of Default shall be then continuing. The Debtors shall provide, and shall require any charterer under an Assigned Charter to provide, Lender advance notice of all known surveys and regulatory inspection in order that Lender may observe and participate.

5.4  Books. The Debtors will keep proper books of record and account in which full, true and correct entries in accordance with GAAP will be made of all dealings or transactions in relation to their businesses and activities.

5.5  Financial Information. The Debtors will furnish or cause to be furnished to Lender (a) as soon as available, but in any event not later than ninety (90) days after the end of each fiscal year of the Debtors and Guarantors, Financial Statements of TBS and its consolidated subsidiaries as at the end of such fiscal year, all in reasonable detail, complying in all material respects with all applicable rules and regulations promulgated by the Securities and Exchange Commission, prepared in accordance with GAAP applied on a basis consistently maintained throughout the period involved and audited by independent certified public accountants reasonably acceptable to Lender; (b) as soon as available, but in no event later than forty-five (45) days after the end of each fiscal quarter of the Debtors and Guarantors unaudited financial statements of such entity as at the end of such fiscal quarter, all certified (subject to normal year-end adjustments) as to fairness of presentation and compliance in all material respects with all applicable rules and regulations of the Securities and Exchange Commission with respect to interim financial statements all in reasonable detail, prepared in accordance with GAAP applied on a basis consistently maintained throughout the period involved and certified by the chief financial officer of such entity; (c) within ninety (90) days of the end of each fiscal year of Debtors and Guarantors, consolidating internally prepared annual financial statements for each Debtor and each Guarantor; (d) with each submission of Financial Statements as herein provided, each of the Debtors and Pledgor shall submit a written executed Certificate of Compliance, a form of which is attached hereto as Exhibit C, confirming to Lender the accuracy of the respective Financial Statements submitted on that date (subject to normal year-end audit adjustment),identifying the current charter or other contract under which the Vessels are employed and the basic deal economics of such contract including rates, term of the contract and any renewals, confirming to Lender that there exists no Default or Event of Default under this Agreement or any other of the Loan Documents or, if such Default or Event of Default exists, the steps being taken to remedy such Default or Event of Default; and (e) promptly, such additional financial and other information as Lender may from time to time reasonably request.

5.6   Vessel Classification.

5.7   The Debtor shall do or cause to be done all things necessary to ensure that each of the Security Vessels is classed, at a minimum, at the classification and rating required by the respective Head Charter by the respective Classification Society without any material outstanding recommendations.

5.7  Incurrence of Indebtedness. No Debtor shall contract, create, incur, assume or suffer to exist any Indebtedness except (i) Indebtedness represented by the Loan, or any other Loan Documents or other Obligations, (ii) trade debt incurred in the ordinary course of such Debtor’s business in a manner and to an extent consistent with past practices and necessary for the prudent operation of its business or operation, including, without limitation, contingent liabilities under Protection and Indemnity entries for club calls and back calls.

5.8  Advances or Loans; No Transaction of Other Business or Activities. No loans or advances to any Person shall be made by any Debtor.

5.9  Further Assurances. Each Debtor will, promptly at any time and from time to time, at its sole expense, execute and deliver, and cause any charterer under an Assigned Charter, Pledgor, Collateral Vessel Owner, Guarantor and the Manager to execute and deliver, to Lender such further instruments and documents, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish and protect the rights, interests and remedies created, or intended to be created, in favor of Lender hereby and thereby, including, without limitation, the execution, delivery, recordation and filing of financing statements and continuation statements. The Debtors hereby authorize Lender, in such jurisdictions where such action is authorized by law, to effect any such recordation or filing of financing statements and continuation statements without the signature of any Debtor thereon and to file as valid financing statements in the applicable financing statement records, photocopies hereof and of any other financing statement executed in connection herewith. Lender agrees to provide the Debtors with copies of UCC filings, but shall have no liability for failure to do so and such failure shall not serve as a defense to the performance by any party of its obligations under the Documents. The Debtors will pay, or reimburse Lender for, any and all reasonable fees, reasonable costs and expenses of whatever kind or nature incurred in connection with the creation, preservation and protection of Lender’s security interest in the Security Vessels, the Assignments and the other Collateral, including, without limitation, all fees and taxes in connection with the recording or filing of instruments and documents in public offices, payments or discharge of any taxes or Liens upon or in respect of the Collateral not discharged as herein required and all other fees, reasonable costs and expenses in connection with protecting, maintaining or preserving the Collateral and Lender’s interests therein, whether through judicial proceedings or otherwise, or in connection with defending or prosecuting any actions, suits or proceedings arising out of or related to any Security Vessel, the Pledge and the other Collateral and premiums for insurance with respect to any Security Vessel; and all such amounts that are paid by Lender shall, until reimbursed by or on behalf of the Debtors, constitute Obligations of the Debtors secured by the Collateral.

5.10  No Disposition of Collateral. No Debtor will and will not permit any charterer under an Assigned Charter, Collateral Vessel Owner, Pledgor, Guarantor or the Manager sell, convey, transfer, exchange, lease or otherwise relinquish possession or dispose of any of the Collateral (other than obsolete or worn out equipment disposed of and replaced with equipment of the same or better quality and value, in the ordinary course of business), or attempt or offer to do any of the foregoing, without Lender’s prior written consent.

5.11  No Liens. The Debtors will not and will not permit any charterer under an Assigned Charter, Collateral Vessel Owner, Pledgor, Guarantor or the Manager to create, assume or suffer to exist any Lien of any kind upon the Collateral except for liens in favor of Lender and Permitted Liens.

5.12  Environmental Compliance. (a) The Debtors shall, and shall require the Collateral Vessel Owners and that any charterer under an Assigned Charter, and any and all subcharterers, managers, employees, contractors, subcontractors, agents, representatives, Affiliates, consultants, occupants and any and all other Persons (other than Lender) to (i) comply in all material respects with all applicable Environmental Laws, (ii) use, employ, process, emit, generate, store, handle, transport, dispose of and/or arrange for the disposal of any and all Hazardous Materials in, on, or, directly or indirectly, related to or in connection with a Security Vessel or any portion thereof in a manner consistent with prudent industry practice and in compliance in all material respects with all applicable Environmental Laws, and in a manner which does not pose a significant risk to human health, safety (including occupational health and safety) or the environment, and (iii) obtain, maintain, and have on board each Security Vessel any required Certificate of Financial Responsibility (“COFR”).

(b)  The Debtors shall, and shall require that a Collateral Vessel Owner and that any charterer under an Assigned Charter or any other Persons in custody of a Security Vessel shall, upon the occurrence or discovery of an Environmental Event with respect to such Security Vessel, promptly carry out, using the Debtors’ or such other Person’s own funds or proceeds of insurance with respect thereto, such actions as may be necessary to remediate or cure such Environmental Event in compliance in all material respects with all applicable Laws, to comply in all material respects with all applicable Environmental Laws and to alleviate any significant risk to human health or the environment if the same arises from a condition on or in respect of such Security Vessel, whether existing prior to or during the Note Term or the term of any charter. Once a Debtor or such other Person commences such actions, such Debtor shall, and shall cause such other Person to, thereafter diligently and expeditiously proceed to comply in all material respects in a timely manner with all Environmental Laws and to eliminate any significant risk to human health or the environment arising from such Environmental Event and shall, at the request of Lender, give periodic progress reports to Lender on its compliance efforts and actions.

5.13  The Debtors’ Title; Lender’s Security Interest; Personal Property. Each Debtor shall and shall cause the Collateral Vessel Owners to warrant and defend its good and marketable title to its Security Vessel and Lender’s perfected first priority security interest in all Collateral (except its second priority security interest in the Collateral Vessels, the Collateral Vessel Owners’ Second Mortgages and the Collateral Vessel Owners’ Second Assignments, wherein each, Debtor shall cause the Collateral Vessel Owners to warrant and defend Lenders perfected second priority security interest), against all claims and demands whatsoever. The Debtors agree that the Security Vessels shall be, and at all times remain, separately identifiable personal property.

5.14  No Changes in Any Debtor. No Debtor, and the Debtor shall procure that no Guarantor, Collateral Vessel Owner or Pledgor, shall (a) liquidate, dissolve, consolidate or merge itself into or with any other entity; (b) materially change its business; (c) change the form of organization of its business; or (d) without thirty (30) days’ prior written notice to Lender, change its name, address or jurisdiction of organization.

5.15  Use of Vessels; Maintenance; Operation. The Debtors shall require and shall cause the Collateral Vessel Owners to require at all times that any charterer shall use its due diligence to operate, maintain, repair, insure, man and supply the Security Vessels in a careful and proper manner, comply in all material respects with and conform to all governmental laws, rules and regulations and insurance restrictions relating thereto, and operate the Security Vessels with competent and duly qualified personnel. The Debtors shall and shall cause the Collateral Vessel Owner to ensure that, except as specifically permitted from time to time by an appropriate license issued by the United States government and a copy of which shall have been theretofore furnished to Lender, the Security Vessels shall not be traded, located, operated or used, directly or indirectly, in a Prohibited Jurisdiction or by a Prohibited Person, and no charterer nor Pledgor nor any subcharterer or shipper shall be a Prohibited Person or organized in a Prohibited Jurisdiction.

5.16  Indemnification. Without limiting the generality of any other provision hereof, the Debtors shall jointly and severally indemnify, protect, save and keep harmless Lender, its agents, servants, employees, officers, directors and shareholders from and against any reduction in the amount payable out of the Collateral to Lender with respect to the Obligations, or any other loss, cost or expense (including reasonable legal fees) incurred by Lender, as the result of any breach of the provisions of Section 5 hereof, except to the extent any such amount or loss is incurred solely as a result of the gross negligence or willful misconduct of Lender or solely by the breach by Lender of its obligations, representations or warranties under any of the Loan Documents.

5.17  Performance of Contracts. The Debtors will, and shall require the Collateral Vessel Owner to duly observe and perform in all material respects all covenants and obligations to be performed by it under any charter of any Security Vessel, including, without limitation, the Head Charters, and will promptly take any and all action as may be reasonably necessary to enforce its rights under any such charter or to secure the performance by such charterer of the charterer’s obligations under any such charter. No Debtor, Collateral Vessel Owner or charterer of any Assigned Charter, Guarantor or any Affiliate of any of the foregoing shall enter into any charter or other contract for the use, employment or operation of a Security Vessel for a term in excess of six (6) months (except for any renewal of any Head Charter), without the prior written consent of Lender, which shall not be unreasonably withheld or delayed, but to which reasonable conditions may be attached; provided, however, Lender shall have no obligation to consent to any charters or other contracts if, in Lender’s judgment such charter or other contract would materially increase Lender’s risks in this transaction, reduce its returns or otherwise disadvantage Lender.

5.18  Governmental Approvals. The Debtors will obtain from time to time all permits, licenses, approvals and authorizations of, and will file all registrations and declarations with, all governmental authorities, bureaus and agencies required in connection with the execution, delivery, performance, validity or enforceability of this Agreement (including, without limitation, the payment to Lender at its office address referred to in this Agreement, in lawful money of the United States of America, of the obligations of the Debtors under this Agreement) and any other Loan Document and will take all action necessary to maintain each such permit, license, approval or authorization, or registration or declaration, in full force and effect.

5.19  Special Purpose Covenants. (a)  Positive Covenants. Throughout the Note Term, each Debtor shall:

(i)  hold itself out to the public as a legal entity that is separate and distinct from any other Person, including the other Debtor, the Collateral Vessel Owners, Guarantors, Pledgor, charterer of Assigned Charters, the Manager, and their respective Affiliates, and shall conduct its business solely in its own name and separate and apart from those of any Affiliate of such Debtor in order not to (1) mislead others to believe that they are transacting business with or relying on the credit of any entity other than such Debtor, or (2) except as provided herein or in the other Loan Documents, suggest that such Debtor is responsible for the debts of any third party (including any Collateral Vessel Owner, Pledgor, any charterer of Assigned Charters, Guarantors, the Manager or any Affiliate of such Debtor, Pledgor or the Manager) or that any such third party is liable for the debts of Pledgor;

(ii)  timely file all tax returns required by applicable Law;

(iii)  allocate fairly and reasonably any overhead expenses that are shared with any Affiliate of any Debtor, any charterer under any Assigned Charter, Pledgor, Guarantor or the Manager;

(iv)  maintain records and books of account and prepare financial statements showing its own assets and liabilities as being separate from those of such Debtor or any other Affiliate of Debtor, Collateral Vessel Owner, the Pledgor, any charterer under any Assigned Charter, Guarantor or the Manager, in each case sufficient to ensure that it will not be costly or difficult to ascertain the separate identity of such Debtor’s assets from those of any Affiliate or the separate financial condition of such Debtor from the financial condition of any Affiliate;

(v)  pay its liabilities out of its own funds, including salaries of any employees of such Debtor, and not out of the funds of any Collateral Vessel Owner, the Pledgor, charterer under any Assigned Charter, Guarantor, the Manager or any other Affiliate of such Debtor or Pledgor;

(vi)  use separate stationery and invoices;

(vii)  take commercially reasonable steps to correct any known misunderstanding regarding the separate identity and financial condition of such Debtor; and

(viii)  maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business.

5.20  Obtain Consents.

Each Debtor will, and will cause each Guarantor, Pledgor, Collateral Vessel Owner to, without prejudice to Section 4 and this Section 5, obtain every consent and do all other acts and things which may from time to time be necessary or advisable for the continued due performance of all its and the Guarantors’, the Pledgor’s and the Collateral Vessel Owners’ respective obligations under the Loan Documents to which they are a party.

5.21  Taxes and Assessments.

Each Debtor will pay and discharge, and cause each of the Guarantors, the Pledgor and the Collateral Vessel Owners to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or property prior to the date upon which penalties attach thereto; provided, however, that it shall not be required to pay and discharge, or cause to be paid and discharged, any such tax, assessment, charge or levy so long as the legality thereof shall be contested in good faith and by appropriate proceedings or other acts and it shall set aside on its books adequate reserves with respect thereto.

5.22  Insurance.

Each Debtor shall maintain and shall cause each Collateral Vessel Owner to maintain, insurance on its Security Vessel in accordance with Section 1.22 of its respective Mortgage or Collateral Vessel Owners’ Second Mortgage and shall furnish Lender with all reports in accordance with Section 1.24 of such mortgage . Subject to the foregoing sentence, each Debtor shall maintain, and cause each Guarantor, the Pledgor and the Collateral Vessel Owners to maintain, with member clubs of the International Group of P&I Clubs insurance on all their respective properties and against all such risks and in at least such amounts as are usually insured against by companies of established reputation engaged in the same or similar business from time to time (including, without limitation, mortgagee's interest insurance additional perils (pollution) to be taken out by such mortgagee with costs to be born by the Debtors).

5.23  ISM and ISPS Code and MTSA Matters.

Each Debtor will:

(i)  procure that the relevant charterer will comply with and ensure that each Security Vessel will comply with the requirements of the ISM Code , ISPS Code and MTSA in accordance with the implementation schedule thereof, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the duration of this Agreement;

(ii)  procure that any charterer will immediately inform Lender if there is any threatened or actual withdrawal of its DOC, SMC or the ISSC in respect of any Vessel; and

(iii)  procure that the relevant charterer will promptly inform Lender upon the issue to the relevant Debtor or charterer of a DOC and to any Security Vessel of an SMC or ISSC.

5.24  Charterer and Information.

The Debtors shall deliver to Lender all financial information of the charterers of the Assigned Charters available to the Debtors as Lender may from time to time reasonably request (unless subject to a non-disclosure agreement prohibiting such disclosure).

5.25  Stock Exchange Listing.

If TBS is listed on NASDAQ Stock Exchange, do or cause to be done all things necessary to ensure that TBS remains listed on such stock exchange.

5.26  Negative Covenants. Throughout the Note Term, no Debtor shall:

(i)  engage in any activity other than the ownership and operation of its Vessel and those other activities expressly required or permitted in the Loan Documents;

(ii)  other than as expressly provided in the Loan Documents, enter into any transaction with Pledgor, any Collateral Vessel Owner, any charterer under an Assigned Charter, any Guarantor, the Manager or any other Affiliate of Pledgor, any charterer under an Assigned Charter, the Manager or such Debtor except on arms-length terms;

(iii)  make any loans or advances to any third party, including any Affiliate of such Debtor (except only as provided in the Pooling Agreement), or buy or hold evidence of indebtedness issued by any Affiliate; or

(iv)  identify itself as a department or division of Pledgor, Guarantor, charterer under any Assigned Charter, the Manager or any other Person.

5.27  Sale or Pledge of Shares.

The Debtors will not, and will procure that the Collateral Vessel Owners will not, sell, assign, transfer, pledge or otherwise convey or dispose of any of the shares (including by way of spin-off, installment sale or otherwise) of the capital stock, or limited liability company interests, as the case may be, of either Debtor or the Collateral Vessel Owners.

5.28  Change of Flag or Classification Society.

The Debtors will not, and will procure that the Collateral Vessel Owners will not, change the flag, class or Classification Society of any Security Vessel.

5.29  Capital Expenditures.

The Debtors will not, and will procure that the Collateral Vessel Owners will not, make any investment or material capital expenditures, excluding expenditures for drydocking and repairs for the Security Vessels.

5.30  Change of Vessel Management.

The Debtors will not, and will procure that the Collateral Vessel Owners will not, change the charterer or otherwise change the technical or commercial management of any Security Vessel.

5.31  Use of Corporate Funds.

5.32   Other than as provided in the Pooling Agreement, the Debtors will not permit any Debtor, and will procure that no Collateral Vessel Owner is permitted, to pay out any funds to any company or person except (i) in the ordinary course of business in connection with the management of the business of such Debtor or Collateral Vessel Owner, as the case may be, including the operation and/or repair of the Security Vessels and other vessels owned or operated by such parties, (ii) the servicing of the Indebtedness permitted hereunder (but excluding, any prepayments of any Indebtedness other than the Loan) and (iii) provided no Event of Default has occurred and is continuing, or will occur as a consequence of the payment thereof, the payment of dividends.

5.32  Issuance of Shares.

The Debtors will not issue or dispose of any shares of its own capital stock or limited liability company interests, as the case may be, to any Person.

5.33  Transactions with Affiliates.

Other than as provided in the Pooling Agreement, the Debtors will not enter into any transactions with any Affiliate unless on an arm's length basis, except, so long as no Event of Default, or event which, but for the giving of notice or passage of time or both, would constitute an Event of Default, shall have occurred, any of the Guarantors may make investments in, capital investments in respect of, or loans to, or issue guarantees for its subsidiaries (including in respect of construction financing).

5.34  Indebtedness.

Other than as provided in the Pooling Agreement, the Debtors will not incur any Indebtedness excluding Indebtedness hereunder to Lender and any Indebtedness existing (or for which a written commitment has been made on or before the date hereof) on the date hereof.

5.35  Material Contract.

The Debtors will not, and will procure that the Collateral Vessel Owner will not, amend or permit the amendment of any material provision of the Assigned Charters.

5.36  No Bankruptcy Petition.

Neither Debtor, nor any Collateral Vessel Owner, will file a petition, or permit its shareholders or directors to file a petition, under the United State Bankruptcy Code, and TBS shall not include the Debtors or Collateral Vessel Owners in any such filings they make (unless required by applicable law to do so).

5.37  Valuation . The Appraisal Value of the Security Vessels during the Note Term Period shall be greater than or equal to a minimum of 160% of the Loan Balances during such period (the "Relevant Percentage"). The Appraisal Value of each Security Vessel shall be determined at Lender’s discretion, but no less frequently than annually on the anniversary of the Funding Date, on the basis of a valuation (the "Valuation") by an Approved Shipbroker provided to Lender. In the event Lender or the Debtors disagree with the Valuation, then the Debtors and Lender shall each obtain a separate valuation (the "Additional Valuations") from an Approved Shipbroker, and the Appraisal Value shall be determined to be the arithmetic average of the Additional Valuations. All costs relating to any Valuation or Additional Valuations shall be paid by the Debtors.

5.38  Collateral Maintenance. If the Appraisal Value of the Security Vessels, as determined pursuant to Section  5.37 falls below the Relevant Percentage, within a period of ten (10) Banking Days following receipt by the Debtors of written notice from Lender notifying the Debtors of such shortfall and specifying the amount thereof (which amount shall, in the absence of manifest error, be deemed to be conclusive and binding on the Debtors) the Debtors shall (a) deliver to Lender, upon its request, additional collateral satisfactory to Lender, in its sole discretion (including the deposit of cash in a cash collateral account maintained with Lender), or (b) prepay the Loan or part thereof such that (x) the sum of (i) the value of the Security Vessels, as determined in accordance with the latest valuation delivered pursuant to Section 5.37, plus (ii) the value of additional collateral other than cash collateral, such value to be determined by Lender when divided by (y) the Loan (less any cash collateral held by Lender in a cash collateral account) shall be equal to or greater than the Relevant Percentage of the Loan.

5.39  Post-Funding Date Filing. Debtors’ covenant within 45 days of the Funding Date to have the lien of the Mortgages and the Collateral Mortgages noted on the Record Book of the Maritime Industry Authority of the Republic of the Philippines Department of Transportation and Communication and shall provide Lender with evidence of such notation.

Section 6.  SECURITY INTEREST CONTINUING OBLIGATIONS OF DEBTORS.

6.1  Grant of Security. In addition to, and not in lieu of, the grant of liens, rights and interests made by the Debtors pursuant to the Assignments, the Pledge and the Mortgage, and in order to further secure the prompt and complete (x) payment (whether at the stated maturity, by acceleration or otherwise) of all principal of, interest on, late fees and Breakage Costs with respect to the Loan and all other amounts payable by the Debtors under the Loan Documents now in existence or hereafter incurred, and (y) the performance and observance by each Debtor of all of the agreements and covenants to be performed or observed by it for the benefit of Lender contained in the Assignments, the Pledge, the Mortgage and the other Loan Documents and in consideration of the Note, the premises and of the covenants contained herein and in the other Loan Documents and of other good and valuable consideration given to the Debtors by Lender at or before the Funding Date, the receipt of which is hereby acknowledged, the Debtors do hereby grant, bargain, sell, convey, transfer, mortgage, assign, pledge, and confirm unto Lender and its permitted successors and assigns, for the security and benefit of Lender, a security interest in, and mortgage lien on, all estate, right, title and interest of any Debtor in, to and under, all and singular, the following described properties, rights, interests and privileges whether now or hereafter acquired:

(a)  the Vessels;

(b)  continuing rights of any Debtor in respect of any warranty, indemnity or agreement, express or implied, as to title, materials, workmanship, design or patent infringement or related matters with respect to the Vessels, and (ii) all rights, powers, privileges, options and other benefits of Debtors thereunder (subject to such reservation) with respect to the Vessels, including, without limitation, the right to make all waivers and agreements, to give and receive all notices and other instruments or communications, to take such action upon the occurrence of a default thereunder, including the commencement, conduct and consummation of legal, administrative or other proceedings, as shall be permitted thereby or by law, and to do any and all other things which Debtors are or may be entitled to do thereunder (subject to such reservation);

(c)  all property that may, from time to time, hereafter in accordance with the provision of this Agreement, be expressly subjected to the Lien of this Agreement;

(d)  all records reflecting or relating to the foregoing; and

(e)  all Proceeds of the foregoing;

(all of the foregoing referred to in (a) through (e), together with the security interests granted pursuant to the Mortgages, the Collateral Vessel Owners Second Mortgage, the Pledge, the Assignments, the Collateral Vessel Owners Second Assignments, shall be referred to as the “Collateral”).

provided, however, that, notwithstanding any of the foregoing provisions of this Section 6.1, so long as no Event of Default shall have occurred and be continuing, each Debtor shall have the right, to the exclusion of Lender, to quiet enjoyment of its Vessel and the other Collateral and to possess, use, retain and control its Vessel and the other Collateral.

TO HAVE AND TO HOLD all and singular the Collateral unto Lender, its permitted successors and assigns, forever, in trust, upon the terms and trusts herein set forth, for the benefit, security and protection of Lender from time to time, and for the uses and purposes and subject to the terms and provisions set forth in this Agreement.

It is expressly agreed that notwithstanding anything herein to the contrary, each Debtor shall remain liable under the agreements and instruments granting the security interests in the Collateral to perform all of its obligations thereunder, and, except to the extent expressly provided herein or in any other Loan Document, Lender shall not be required or obligated in any manner to perform or fulfill any obligations of any Debtor under or pursuant to any thereof, or to make any inquiry as to the nature or sufficiency of any payment received by it, or present or file any claim or take any action to collect or enforce the payment of any amount which may have been assigned to it or to which it may be entitled at any time or times.

6.2  Debtors Not Relieved of Obligations.

(a)  It is expressly agreed that, anything contained herein to the contrary notwithstanding, (i) each Debtor shall at all times perform all of its duties and obligations under any contracts or charters of its Vessel, including, but not limited to, its Head Charter or similar contracts relating to the use or operation of its Vessel to the same extent as if this Agreement and the Assignments had not been made, (ii) the exercise by Lender of any of the rights assigned hereunder shall not release any Debtor from any of its duties or obligations under any Head Charter or similar contracts relating to the use or operation of its Vessel, and (iii) Lender shall not have any obligation or liability under any Head Charter or similar contracts relating to the use or operation of its Vessel by reason of this Agreement, the Assignments or the receipt by Lender of any payment or property under any such charter or similar contracts relating to the use or operation of its Vessel or pursuant hereto, nor shall Lender be obligated to perform or fulfill any of the duties or obligations of the “owner” under any Head Charter or similar contracts relating to the use or operation of its Vessel or to make any payment thereunder, or to make any inquiry as to the nature or sufficiency of any payment or property received by it thereunder, or the sufficiency of performance by any Person thereunder, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts or the delivery of any property which may have been assigned to it or to which it may be entitled at any time or times.

6.3  Lender Appointed as Attorney-in-Fact.

Each Debtor hereby irrevocably constitutes and appoints Lender, with full power of substitution, as its true and lawful attorney-in-fact with full and irrevocable power and authority in the place and stead of such Debtor and in the name of such Debtor or in its own name, from time to time following the occurrence and during the continuance of an Event of Default in Lender’s sole discretion to the maximum extent permitted by applicable law, for the purpose of carrying out the terms of this Agreement or any other Loan Document, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to protect and preserve, and/or exercise its rights and remedies hereunder and with respect to the Collateral and, without limiting the generality of the foregoing, hereby gives Lender the power and right, on behalf of such Debtor and without notice to or assent by such Debtor, to do the following, upon the occurrence and during the continuance of an Event of Default: to demand, enforce, collect, receive, receipt, and give release for any monies due or to become due under or arising out of or with respect to, any of the Collateral, and to endorse all checks and other instruments, and to do and take all such other actions relating to any of the Collateral, to file any claims or institute any proceedings with respect to any of the foregoing which Lender deems necessary or desirable in its sole discretion, and to compromise any such demand, claim or action. Each Debtor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

The powers conferred on Lender hereunder are solely to protect Lender’s interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to any Debtor for any act or failure to act (except for any act of willful misconduct or gross negligence).

Section 7.  EVENTS OF DEFAULT.

Each of the following events shall constitute an event of default (herein called “Event of Default”) under this Agreement:

(a)  The Debtors shall fail to pay any amount of principal or interest when due or to pay any other Obligation within five (5) Business Days after the same becomes due (whether on demand, at the stated maturity, by acceleration or otherwise); or

(b)  Any representation or warranty made by any Debtor, Collateral Vessel Owner, Guarantor, charterer under an Assigned Charter, Pledgor or the Manager (as the case may be) in this Agreement, any Mortgage or any other Loan Document, or in any document, certificate or financial or other statement now or hereafter furnished by any Debtor, Collateral Vessel Owner, Guarantor, charterer under any Assigned Charter, Pledgor or the Manager in connection with this Agreement, the Mortgage or any other Loan Document shall at any time prove to be untrue or misleading in any material respect as of the time when made or when deemed to be made; provided, however, that, if any fact or state of affairs was misrepresented through demonstrable inadvertence and is corrected by the maker of such representation to comply with the requirements of this Agreement within ten (10) days of becoming aware thereof, such Event of Default shall be deemed cured; or

(c)  Any Debtor shall fail to observe any covenant, condition or agreement contained in Sections 5.6, 5.7, 5.8, 5.10, 5.13, 5.14, 5.19, 5.22, 5.26, 5.36, 5.37, 5.38 or 5.39 hereof, and such failure shall be continuing; or

(d)  Any Debtor, charterer under an Assigned Charter, Pledgor, Collateral Vessel Owner, Guarantor or the Manager shall fail to observe or perform any other covenant, condition or agreement contained in this Agreement or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (i) the date on which a Debtor obtains knowledge of such failure, or (ii) the date on which notice thereof shall be given by Lender to the Debtors; or

(e)  Any Debtor, Pledgor, Collateral Vessel Owner, Guarantor or charterer under an Assigned Charter shall (i) default in the payment of any Indebtedness to Lender or to any of Lender’s Affiliates beyond the period of grace, if any, provided with respect thereto, or (ii) default in the performance or observance of any other term, condition or agreement contained in any such obligation or in any agreement relating thereto, if the effect of such default is to cause, or permit, the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause such obligation to become due prior to its stated maturity or to realize upon any collateral given as security therefor, or (iii) default in the payment of any Indebtedness singly or in the aggregate in a principal amount greater than U.S.$250,000 to any Person other than Lender or any of Lender’s Affiliates beyond the period of grace, if any, or (iv) default in the performance or observance of any other term, condition or agreement contained in any such obligation or in any agreement relating thereto, if the effect of such default is to cause, or permit, the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause such obligation to become due prior to its stated maturity or to realize upon any collateral given as security therefor; or

(f)  The institution by any Debtor, charterer under an Assigned Charter, Collateral Vessel Owner, Pledgor or Guarantor of proceedings to be adjudicated a bankrupt or insolvent, or the consent by any of them to the institution of bankruptcy or insolvency proceedings against it, or the commencement by any Debtor, Collateral Vessel Owner, Pledgor, charterer under an Assigned Charter or Guarantor of a voluntary proceeding or case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal, state or foreign bankruptcy, insolvency or other similar law, or the consent by any of them to the filing of any such petition or to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or sequestrator (or other similar official) of any Debtor, Collateral Vessel Owner, Pledgor, charterer under an Assigned Charter or Guarantor or of any substantial part of their respective properties, or the making by any of them of any assignment for the benefit of creditors or the admission by any of them of an inability to pay its debts generally as they become due or its willingness to be adjudicated a bankrupt or the failure of any Debtor, Collateral Vessel Owner, Pledgor, charterer under an Assigned Charter or Guarantor generally to pay its debts as they become due or the taking of corporate action by any Debtor, Collateral Vessel Owner, Pledgor, charterer under an Assigned Charter or Guarantor in furtherance of any of the foregoing; or

(g)  The entry of a decree or order for relief by a court having jurisdiction in respect of any Debtor, Collateral Vessel Owner, charterer under an Assigned Charter, Pledgor or Guarantor, adjudging such Person a bankrupt or insolvent, or approving as properly filed a petition seeking a reorganization, arrangement, adjustment or composition of or in respect of such Person in an involuntary proceeding or case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal, state or foreign bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or other similar official) of the such Person, or of any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) days or an assignment for the benefit of creditors of a majority of all the assets of any Debtor, any Collateral Vessel Owner, any charterer under an Assigned Charter, Pledgor or Guarantor; or

(h)  A Mortgage Event of Default (as defined in any Mortgage or Collateral Vessel Owners’ Second Mortgage) shall have occurred or be continuing; or

(i)  The receipt by Lender of its first notice of an oil spill or discharge or a hazardous discharge by or an environmental complaint against any Security Vessel or any Debtor or Collateral Vessel Owner from a source other than a Debtor, where Lender does not receive notice (which may be given in oral form, provided same is followed with all due dispatch by written notice given by Certified Mail, Return Receipt Requested) of such hazardous discharge or environmental complaint from a Debtor or the Manager within three (3) Business Days from the time Lender first receives said notice from a source other than a Debtor or the Manager; or

(j)  Assertion by any federal, state, or local agency of a Lien (i) upon any Collateral, or (ii) if it materially adversely affects any Debtor, Collateral Vessel Owner, charterer under any Assigned Charter or Guarantor, upon any of the other assets, equipment, property, leaseholds or other facilities of any Debtor by reason of the occurrence of a hazardous discharge or environmental complaint and such lien is not removed within ten (10) days of Debtors becoming aware thereof or as otherwise provided in the Mortgages or the Collateral Vessel Owners’ Mortgages; or

(k)  Any party thereto shall terminate, purport to terminate, rescind or cease to perform in any material respect the provisions of any Assigned Charter; or

(l)  This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by any Debtor, Pledgor, Collateral Vessel Owner, charterer under any Assigned Charter, Guarantor or Manager.

Section 8.  REMEDIES.

8.1  If an Event of Default specified in Sections 7(f) or (g) above shall occur, then, and in any such event, the Commitment shall immediately terminate and the principal amount outstanding under the Note, together with accrued interest thereon, and all other amounts owing under or with respect to this Agreement and the other Loan Documents, shall become immediately due and payable without any notice or other action by Lender, and if any other Event of Default shall occur and be continuing, then, and in any such event, Lender may, by notice of default given to the Debtors, (a) terminate forthwith the Commitment and/or (b) declare the Note and all other amounts owing thereunder or with respect to this Agreement to be forthwith due and payable, whereupon the principal amount of the Note, together with accrued interest thereon and all other amounts owing thereunder or with respect to this Agreement and the other Loan Documents shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived to the extent permitted by applicable law. During the continuance of any Event of Default hereunder, Lender shall have the right to pursue and enforce any of its rights and remedies under this Section 8.

8.2  If an Event of Default shall occur and be continuing, Lender may exercise, in addition to all other rights and remedies granted to it in this Agreement, the Note, the Mortgages, the Pledge , the Collateral Vessel Owners’ Guaranty, the Collateral Vessel Owners’ Second Mortgages, the Collateral Vessel Owners’ Second Assignments, the Guaranty, the Debtors’ Guaranty, the Assignments, any other Loan Document and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of secured parties under the Code or under any other applicable law. Without limiting the generality of the foregoing, each Debtor agrees that in any such event, Lender may exercise any or all of such Debtor’s respective rights, and Lender, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon the Debtors, the Collateral Vessel Owners, Pledgor, Guarantors, any charterer under any Assigned Charter or any other Person (all and each of which demands, advertisements and/or notices are hereby expressly waived), may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give an option or options to purchase or otherwise dispose of and deliver the Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange or broker’s board or at any of Lender’s offices or elsewhere at such prices as it may deem best, for cash or a credit or for future delivery without assumption of any credit risk. Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Debtor, Collateral Vessel Owner or Pledgor, which right or equity is hereby expressly released to the extent permitted by applicable law. Each Debtor further agrees, at Lender’s request, to assemble and to cause Pledgor and the Collateral Vessel Owners to assemble the Collateral, make it available to Lender at places which Lender shall reasonably select, whether at any Debtor’s premises or elsewhere. Lender shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale (after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care, safekeeping or otherwise of any or all of the Collateral or in any way relating to the rights of Lender hereunder, including reasonable attorneys’ fees and expenses) to the payment in whole or in part of the Obligations, in such order as Lender may elect and only after so applying such net proceeds and after the payment by Lender of any other amount required by any provision of law need Lender account for the surplus, if any, to the Debtor. To the extent permitted by applicable law, each Debtor waives all claims, damages, and demands against Lender arising out of the repossession, retention or sale of the Collateral. Each Debtor agrees that Lender need not give more than ten (10) days’ notice (which notification shall be deemed given when mailed, postage prepaid, addressed to such Debtor at its address set forth in Section 9.4 hereof) of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters. The Debtors shall be jointly and severally liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay any and all Obligations due Lender under any of this Agreement, the Note and the other Loan Documents.

8.3  The Debtors agree to pay all costs of Lender, including reasonable attorneys’ fees and disbursements, incurred with respect to the collection of any of the Obligations and the enforcement of any of their rights hereunder or under any other of the Loan Documents.

8.4  The Debtors hereby waive presentment, demand, protest or any notice (to the extent permitted by applicable law) of any kind in connection with this Agreement, any other Loan Document or the Collateral.

Section 9.  MISCELLANEOUS

9.1  Limitation of Liability/Continuing Indemnities. Notwithstanding anything to the contrary contained in this Agreement, in the event that any court or other judicial body of competent jurisdiction determines that legal principles of fraudulent conveyances, fraudulent transfers or similar concepts are applicable in evaluating the enforceability against any Debtor or its respective assets of this Agreement and that under such principles, this Agreement would not be enforceable against such Debtor or its assets unless the following provisions of this Section 9.1 had effect, then, the maximum liability of each Debtor hereunder (the “Maximum Liability Amount”) shall be limited so that in no event shall such amount exceed the lesser of (i) the aggregate outstanding principal amount of the Loan and (ii) an amount equal to the aggregate, without double counting, of (a) ninety-five percent (95%) of such Debtor’s Adjusted Net Worth (as hereinafter defined) on the date hereof, or on the date enforcement of this Agreement is sought (the “Determination Date”), whichever is greater and (b) the amount of any Valuable Transfer (as hereinafter defined) to such Debtor; provided that such Debtor’s liability under this Agreement shall be further limited to the extent, if any, required so that the obligations of such Debtor under this Agreement shall not be subject to being set aside or annulled under any applicable law relating to fraudulent transfers or fraudulent conveyances. As used herein “Adjusted Net Worth” of the respective Debtor shall mean, as of any date of determination thereof, an amount equal to the lesser of (a) an amount equal to the excess of (i) the amount of the present fair saleable value of the assets of such Debtor over (ii) the amount that will be required to pay such Debtor’s probable liability on its then existing debts, including contingent liabilities (exclusive of its contingent liabilities hereunder), as they become absolute and matured, and (b) an amount equal to (i) the excess of the sum of such Debtor’s property at a fair valuation over (ii) the amount of all liabilities of such Debtor, contingent or otherwise (exclusive of its contingent liabilities hereunder), as such terms are construed in accordance with applicable laws governing determinations of the insolvency of debtors. In determining the Adjusted Net Worth of a Debtor for purposes of calculating the Maximum Liability Amount for such Debtor, the liabilities of such Debtor to be used in such determination pursuant to each clause (ii) of the preceding sentence shall in any event exclude (a) the liability of such Debtor under this Agreement and (b) the liabilities of such Debtor subordinated in right of payment to this Agreement. As used herein “Valuable Transfer” shall mean, in respect of such Debtor, (a) all loans, advances or capital contributions made to such Debtor with proceeds of the Loan , (b) all debt securities or other obligations of such Debtor acquired from such Debtor or retired by such Debtor with proceeds of the Loan (c) the fair market value of all property acquired with proceeds of the Loan and transferred, absolutely and not as collateral, to such Debtor, (d) all equity securities of such Debtor acquired from such Debtor with proceeds of the Loan, and (e) the value of any other economic benefits in accordance with applicable laws governing determinations of the insolvency of debtors, in each such case accruing to such Debtor as a result of the Loan and this Agreement.

9.2  Customer Identification- USA Patriot Act Notice; OFAC and Bank Secrecy Act. Lender hereby notifies each of the Debtors that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and Lender’s policies and practices, Lender is required to obtain, verify and record certain information and documentation that identifies each Debtor, which information includes the name and address of each Debtor and such other information that will allow the Lender to identify each Debtor in accordance with the Act. In addition, each Debtor shall (a) ensure that no Person who owns a controlling interest in or otherwise controls any Debtor or any subsidiary of any Debtor is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause any of its subsidiaries to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

9.3  No Waiver; Cumulative Remedies. No failure or delay on the part of Lender in exercising any right, remedy, power or privilege hereunder or under the Note or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No right or remedy in this Agreement or any other Loan Document is intended to be exclusive but each shall be cumulative and in addition to any other remedy referred to herein or otherwise available to Lender at law or in equity; and the exercise by Lender of any one or more of such remedies shall not preclude the simultaneous or later exercise by Lender of any or all such other remedies. To the extent permitted by law, each Debtor waives any rights now or hereafter conferred by statute or otherwise which limit or modify any of Lender’s rights or remedies under this Agreement or any other Loan Document.

9.4  Notices. All notices, requests and demands to or upon any party hereto shall be deemed to have been duly given or made when sent by telecopier with telephonic confirmation, or deposited in the United States mail, first class postage prepaid, or sent by a nationally recognized overnight courier service, addressed to such party as follows, or to such other address as may be hereafter designated in writing by such party to the other party hereto:

Debtors:	Sterling Shipping Corp. P.O. Box HM 2522 Hamilton HMGX BERMUDA Attention: William J. Carr Facsimile No.: 1441-295-4957
Remsen Navigation Corp. P.O. Box HM 2522 Hamilton HMGX BERMUDA Attention: William J. Carr Facsimile No.: 1441-295-4957
with a copy to:	TBS Shipping Services Inc. 612 East Grassy Sprain Rd. Yonkers, NY 10710 USA Attention: Ferdinand V. Lepere Facsimile No.: 914/961-5121
and:	Cardillo & Corbett 29 Broadway New York, NY 10006 USA Attention: Tulio R. Prieto, Esq. Facsimile No.: 212/797-1212
Lender:
MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC., ACTING THROUGH ITS DIVISION, MERRILL LYNCH CAPITAL
222 N. LaSalle St.
Chicago, IL 60601
Attention: Group Senior Credit Officer
Facsimile No.: 312/750-6108

with a copy to:	MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC., ACTING THROUGH ITS DIVISION, MERRILL LYNCH CAPITAL 222 N. LaSalle St. Chicago, IL 60601 Attention: Portfolio Manager Facsimile No.: 312/750-6108

9.5	Payment of Expenses and Taxes; Indemnity; Performance by Lender of the Debtors’ Obligations.

(a)  The Debtors agree, whether or not the transactions contemplated by this Agreement and the other Loan Documents shall be consummated, to be jointly and severally liable for and to pay (i) all reasonable costs and expenses of Lender in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents, and the other documents relating hereto, including, without limitation, the fees and disbursements of counsel to Lender; (ii) all fees and taxes in connection with the recording of this Agreement, the Mortgages, the Collateral Vessel Owners’ Second Mortgages, and the other Loan Documents or any other document or instrument required hereby or thereby; and (iii) all reasonable costs and expenses of Lender in connection with the enforcement of this Agreement, the Note and the other Loan Documents, including all reasonable legal fees and disbursements arising in connection therewith. The Debtors also jointly and severally agree to pay, and to jointly and severally indemnify and save Lender harmless from and against any and all taxes, including, without limitation, non-U.S. taxes imposed on Lender and measured by or with reference to income of Lender based on receipt of payments made or on behalf of any Debtor pursuant to this Agreement, the Note or other Loan Documents, sales, use, stamp and personal property taxes (other than any corporate income, capital, franchise or similar taxes payable by Lender with respect to the payments made to Lender hereunder or thereunder) and all license, filing, and registration fees and assessments and other charges, if any, which may be payable or determined to be payable in connection with the execution, delivery and performance of this Agreement, the Note or the other Loan Documents or any modification thereof or supplement thereto.

(b)  The Debtors hereby further jointly and severally agree, whether or not the transactions contemplated by this Agreement shall be consummated, and whether or not the Loan has been made by Lender to the Debtors, to jointly and severally pay, indemnify, and hold Lender harmless from and against any and all other liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, out-of-pocket costs, expenses (including legal expenses) or disbursements of any kind or nature whatsoever arising out of or with respect to this Agreement, the other Loan Documents, the Security Vessels, the other Collateral or Lender’s interest therein, including, without limitation, the execution, delivery, enforcement, performance, administration, amendment or modification of this Agreement, the Note and the other Loan Documents and the manufacture, purchase, ownership, possession, use, selection, operation or condition of any Security Vessel or any part thereof (the foregoing being referred to as the “indemnified liabilities”); provided, however, that the Debtors shall not have any obligation hereunder with respect to indemnified liabilities arising from the gross negligence or willful misconduct of Lender.

(c)  If any Debtor fails to perform or comply, or otherwise cause performance or compliance, with such agreement, the expenses of Lender incurred in connection with such performance or compliance, together with interest thereon at the rate provided for in the Note shall be payable by the Debtor to Lender on demand and until such payment shall constitute Obligations secured hereby.

9.6  Proposal Fee. Debtors have already paid, and Lender acknowledges receipt of the U.S.$87,500 Proposal Fee.

9.7  Survival of Representations and Warranties. All representations and warranties made in this Agreement or any of the other Loan Documents and any certificates delivered pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the making of the Loan hereunder and the agreements contained in Section 9.3 hereof shall survive payment of the Note.

9.8  Amendments; Waivers. No provision of this Agreement, the Note, any other Loan Document or any related agreements may be amended or modified in any way, nor may noncompliance therewith be waived, except pursuant to a written instrument executed by Lender and the Debtors. In the case of any waiver, Lender and the Debtors shall be restored to their former position and rights hereunder, under the Note, any other Loan Document and under any related agreements, and any Default or Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall in any way be, or be construed to be, a waiver of any other or subsequent Default or Event of Default, or impair any right consequent thereon.

9.9  Counterparts. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

9.10  Authorization to Date, Complete Blanks and Correct Errors. Each Debtor hereby irrevocably authorizes Lender and Lender’s agents, representatives and employees to date, to complete any blank spaces contained in, and to correct any typographical or mathematical errors appearing in, this Agreement, the Note or in any other Loan Documents or other documents pertaining hereto or thereto.

9.11  Merger Clause. This Agreement and the other Loan Documents contain the complete, final and exclusive statement of the terms of the agreement between Lender and the Debtors relating to the transactions hereby contemplated

9.12  Successors or Assigns. This Agreement shall inure to the benefit of Lender, its successors and assigns, and shall be binding upon the successors of either of the Debtors. The rights and obligations of the Debtors under this Agreement may not be assigned or delegated. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender’s rights and obligations hereunder, in the Note, in any other Loan Document, in the Collateral and/or the Obligations held by it to others at any time and from time to time; and Lender may disclose to any such purchaser, assignee, transferee or participant (the “Participant”), or potential Participant, this Agreement and all information, reports, financial statements and documents executed or obtained in connection with this Agreement which Lender now or hereafter may have relating to the Loan, either of the Debtors, or the business of either Debtor. Lender shall, acting for this purpose as an agent of each of the Debtors, maintain at its offices a register for the recordation of the names and addresses of its participants or assignees, and the amount and terms of its participations and assignments including specifying any such participant’s or assignee’s entitlement to payments of principal and interest, and any payments made, with respect to each such participation or assignment. The Debtors hereby grant to any Participant all liens, rights and remedies of Lender under the provisions of this Agreement or any other documents relating hereto or under applicable laws. Each of the Debtors agrees that any Participant may enforce such liens and exercise such rights and remedies in the same manner as if such Participant were Lender and a direct creditor of the Debtors.

9.13  Construction. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, each Debtor hereby waives any provision of law which renders any provision hereof prohibited or unenforceable in any respect. THIS AGREEMENT AND (EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN ANY OTHER LOAN DOCUMENT) THE OTHER LOAN DOCUMENTS SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE (WITHOUT REFERENCE TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN TITLE 14 OF ARTICLE 5 OF THE GENERAL OBLIGATIONS LAW).

9.14  Jurisdiction. EACH DEBTOR HEREBY IRREVOCABLY CONSENTS AND AGREES THAT ANY LEGAL ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR IN ANY WAY IN CONNECTION WITH THIS AGREEMENT MAY BE INSTITUTED OR BROUGHT IN THE COURTS OF THE STATE OF NEW YORK, IN THE COUNTY OF NEW YORK, OR THE UNITED STATES COURTS FOR THE SOUTHERN DISTRICT OF NEW YORK, AS LENDER MAY ELECT, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH DEBTOR HEREBY IRREVOCABLY ACCEPTS AND SUBMITS TO, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF ANY SUCH COURT, AND TO ALL PROCEEDINGS IN SUCH COURTS. EACH DEBTOR IRREVOCABLY CONSENTS TO SERVICE OF ANY SUMMONS AND/OR LEGAL PROCESS BY REGISTERED OR CERTIFIED UNITED STATES AIR MAIL, POSTAGE PREPAID, TO SUCH DEBTOR AT THE ADDRESS SET FORTH IN SECTION 9.4 HEREOF, SUCH METHOD OF SERVICE TO CONSTITUTE, IN EVERY RESPECT, SUFFICIENT AND EFFECTIVE SERVICE OF PROCESS IN ANY SUCH LEGAL ACTION OR PROCEEDING. NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR LIMIT THE RIGHT TO BRING ACTIONS, SUITS OR PROCEEDINGS IN THE COURTS OF ANY OTHER APPROPRIATE JURISDICTION. EACH DEBTOR FURTHER AGREES THAT FINAL JUDGMENT AGAINST IT IN ANY SUCH LEGAL ACTION, SUIT OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION, WITHIN OR OUTSIDE THE UNITED STATES OF AMERICA, BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND THE AMOUNT OF THE LIABILITY.

9.15  Waiver of Trial by Jury. EACH DEBTOR AND LENDER IN ANY LITIGATION RELATING TO OR IN CONNECTION WITH THIS AGREEMENT IN WHICH THEY SHALL BE ADVERSE PARTIES WAIVE TRIAL BY JURY.

9.16  Necessary or Indispensable Parties. EACH DEBTOR WAIVES ANY CLAIM OR DEFENSE IT MAY HAVE THAT ANY OTHER DEBTOR, PLEDGOR, GUARANTOR, COLLATERAL VESSEL OWNER, CHARTERER OF AN ASSIGNED CHARTER, OR ANY OTHER PERSON WHATSOEVER IS EITHER A NECESSARY OR INDISPENSABLE PARTY IN ANY ACTION COMMENCED BY LENDER AGAINST SUCH DEBTOR’S VESSEL OR AGAINST SUCH DEBTOR IN ANY WAY IN RESPECT OF THE LOAN, ANY VESSEL, THIS AGREEMENT, THE NOTE OR ANY OTHER LOAN DOCUMENT.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

STERLING SHIPPING CORP. By: Name: Tara DeMakes Title: Attorney-in-Fact
REMSEN NAVIGATION CORP. By: Name: Tara DeMakes Title: Attorney-in-Fact
MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC., acting through its division, Merrill Lynch Capital By: Name: Title:

ACKNOWLEDGMENT

STATE OF NEW YORK	)
	)	SS.:
COUNTY OF NEW YORK	)

On this 15 day of December, 2005 before me personally appeared Tara DeMakes, who, being by me duly sworn, deposes and says that she resides at _______________________________, that he is Attorney-in-Fact of STERLING SHIPPING CORP. the corporation described in and which executed the foregoing instrument; and that he signed her name thereto by order of the Board of Directors of said corporation and the said instrument is the act and deed of said corporation.

In witness whereof, I have hereunto set my hand and affixed my official seal.

________________________________________
Notary Public

ACKNOWLEDGMENT

STATE OF NEW YORK	)
	)	SS.:
COUNTY OF NEW YORK	)

On this ___ day of December, 2005 before me personally appeared Tara DeMakes, who, being by me duly sworn, deposes and says that she resides at _______________________________, that he is Attorney-in-Fact of REMSEN NAVIGATION CORP., the corporation described in and which executed the foregoing instrument; and that he signed her name thereto by order of the Board of Directors of said corporation and the said instrument is the act and deed of said corporation.

In witness whereof, I have hereunto set my hand and affixed my official seal.

________________________________________
Notary